Filed Pursuant to Rule 424(b)(5)
Registration No. 333-165805

Prospectus supplement

(To Prospectus dated April 15, 2010)

$625,000,000

6.875% Senior Notes due 2021

Interest payable March 1 and September 1

Issue price: 99.074%

We are offering $625,000,000 aggregate principal amount of our 6.875% Senior Notes due 2021, or the “notes.”

We will pay interest on the notes on March 1 and September 1 of each year, beginning March 1, 2011 and the notes will mature on March 1, 2021.

We may redeem the notes, at any time in whole or from time to time in part, at the redemption prices described in this prospectus supplement. In addition, if we experience certain kinds of changes in control followed by a ratings decline on the notes, we may be required to repurchase the notes on the terms described in this prospectus supplement.

The notes will be our unsecured and unsubordinated obligations and will rank equally with our other unsecured and unsubordinated indebtedness from time to time outstanding.

Investing in our notes involves certain risks. Please read carefully the sections entitled “Risk Factors” beginning on page S-10 of this prospectus supplement and on page 6 of the accompanying prospectus.

Total
Public offering price (1)	$619,212,500
Underwriting discount and commissions (2)	$7,812,500
Proceeds, before expenses, to us	$611,400,000

(1)	Plus accrued interest, if any, from August 16, 2010, if settlement occurs after such date.
(2)	In addition to the underwriting discount, we will be paying a fee to the “qualified independent underwriter” (as defined in NASD Rule 2720) in connection with this offering. See “Underwriting; Conflicts of Interest.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking S.A., and Euroclear Bank S.A./N.V., as operator of the Euroclear System, on or about August 16, 2010.

Joint Book-Running Managers

Deutsche Bank Securities	BofA Merrill Lynch	BMO Capital Markets
J.P. Morgan		Wells Fargo Securities

Co-Managers

SunTrust Robinson Humphrey	U.S. Bancorp	Mitsubishi UFJ Securities	BBVA Securities

RBS	TD Securities	SOCIÉTÉ GÉNÉRALE	Goldman, Sachs & Co.

August 11, 2010.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

Unless otherwise stated or the context otherwise requires, references in this prospectus supplement to “QEP Resources,” “QEP,” “we,” “us” or “our” refer to QEP Resources, Inc. and its direct and indirect subsidiaries on a consolidated basis.

This prospectus supplement and the accompanying prospectus are part of a universal shelf registration statement on Form S-3 that we (as successor-by-merger to Questar Market Resources, Inc.) filed with the Securities and Exchange Commission (the “SEC”). Under the shelf registration process, we may offer and sell securities in one or more offerings from time to time. In the accompanying prospectus, we provide you a general description of the securities we may offer from time to time under our shelf registration statement. This prospectus supplement describes the specific details regarding this offering, including the price, the aggregate principal amount of debt being offered and the risks of investing in our securities. This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein include important information about us, the notes being offered and other information you should know before investing.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus we may provide you in connection with this offering. If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. We have not, and the underwriters have not, authorized any other person to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any free writing prospectus and the documents incorporated by reference are accurate only as of their respective dates.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we file with them, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents (other than information furnished and not deemed “filed” under the Exchange Act) which we have filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2009 (as updated by the Current Report on Form 8-K filed on July 30, 2010);

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 and June 30, 2010; and

•	our Current Reports on Form 8-K filed on May 24, 2010, June 16, 2010, June 29, 2010, July 1, 2010, July 30, 2010 and August 11, 2010.

In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this prospectus supplement, shall be deemed to be incorporated in this prospectus and to be a part hereof from the date of filing of such documents with the SEC (other than any portions of any such documents that are not deemed “filed” under the Exchange Act). Any statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of our filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing or calling us at QEP Resources, Inc., 1050 17th Street, Suite 500, Denver, Colorado 80265 (telephone number (303) 672-6900).

S-ii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus may contain or incorporate by reference information that includes or is based upon “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. Forward-looking statements give expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “may,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, prospective services or products, future performance or results of current and anticipated services or products, exploration efforts, expenses, the outcome of contingencies such as legal proceedings, trends in operations and financial results.

Any or all forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining our actual future results. These statements are based on current expectations and the current economic environment. They involve a number of risks and uncertainties that are difficult to predict. These statements are not guarantees of future performance, and there are no guarantees about the performance of any securities offered by this prospectus supplement. Actual results could differ materially from those expressed or implied in the forward-looking statements. Among factors that could cause actual results to differ materially are:

•	the risk factors or uncertainties listed herein, in the accompanying prospectus or, from time to time, in any document incorporated by reference herein;

•	changes in general economic conditions, including the performance of financial markets and interest rates;

•	changes in industry trends;

•	changes in laws and regulations; and

•	other factors, most of which are beyond our control.

All forward-looking statements in this prospectus supplement are made as of the date hereof, and you should not place undue reliance on these statements without also considering the risks and uncertainties associated with these statements and our business that are discussed in this prospectus supplement, the accompanying prospectus and our other filings with the SEC. Although we believe that in making such statements our expectations are based on reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected.

We do not undertake the obligation to publicly correct or update any forward-looking statement if we later become aware that it is not likely to be achieved. You are advised, however, to consult any further disclosures we make on related subjects in reports to the SEC.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information from this prospectus supplement and the accompanying prospectus to help you understand the notes. You should read carefully the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein for a more complete understanding of this offering. You should read “Risk Factors” beginning on page S-10 of this prospectus supplement and on page 6 of the accompanying prospectus for more information about important risks that you should consider before making a decision to purchase notes in this offering.

Except in “The Offering” below and in “Description of Notes” herein and unless the context requires otherwise, references in this prospectus supplement to “QEP Resources,” “QEP,” “we,” “us” and “our” refer to QEP Resources, Inc. and its direct and indirect subsidiaries on a consolidated basis.

QEP Resources, Inc.

QEP Resources is a Delaware corporation that was formed as a wholly owned subsidiary of Questar Market Resources (“QMR”) in May 2010 in contemplation of the spin-off (the “Spin-off”) of QEP Resources by its parent, Questar Corporation (“Questar”). On May 18, 2010, QMR merged with and into QEP Resources and QEP Resources continued as the surviving entity and successor by merger to QMR.

We are a natural gas-focused energy holding company with three major lines of business—gas and oil exploration and production, midstream field services, and energy marketing—which are conducted through three principal subsidiaries:

•	QEP Energy Company which acquires, explores for, develops and produces natural gas, oil, and natural gas liquids;

•	QEP Field Services Company which provides midstream field services including natural gas gathering and processing services for affiliates and third parties; and

•	QEP Marketing Company which markets equity and third-party natural gas and oil, provides risk-management services, and owns and operates an underground natural gas-storage reservoir.

For the first six months of 2010, QEP Resources reported production of 105.2 Bcfe, of which approximately 89% was natural gas. Approximately 51% of QEP Resources’ total production, or 53.7 Bcfe, was from properties located in the Midcontinent region. QEP Resources reported 2,746.9 Bcfe of estimated proved reserves as of December 31, 2009. Approximately 60% of QEP Resources’ proved reserves, or 1,646.4 Bcfe, were located in the Rocky Mountain region of the United States, while the remaining 40%, or 1,100.5 Bcfe, were located in the Midcontinent region. Approximately 1,342.8 Bcfe of the proved reserves reported by QEP Resources at year end 2009 were developed, while 1,404.1 Bcfe were categorized as proved undeveloped. Natural gas comprised about 92% of QEP Resources’ total proved reserves at year end 2009.

Our principal executive offices are located at 1050 17th Street, Suite 500, Denver, Colorado 80265, and our telephone number is (303) 672-6900.

Recent Developments

On June 30, 2010, Questar completed its tax-free spin-off of QEP Resources. In connection with and prior to the Spin-off, we:

•	effected a stock split in which the shares of our common stock were reclassified and exchanged into 175,141,412.402 shares of common stock;

•	transferred all of the shares of our wholly owned subsidiary, Wexpro Company, which manages, develops and produces cost-of-service reserves for Questar’s gas utility affiliate to Questar; and

•	received a $250 million capital contribution from Questar.

As a result of the Spin-off and the subsequent downgrade of the credit rating of our existing 7.50% senior notes due 2011 (our “7.50% notes”), 6.05% senior notes due 2016 (our “6.05% notes”), 6.80% senior notes due 2018 (our “6.80% 2018 notes”) and 6.80% senior notes due 2020 (our “6.80% 2020 notes” and, together with our 7.50% notes, our 6.05% notes and our 6.80% 2018 notes, our “existing senior notes”) to below investment grade by Moody’s Investors Service Inc. and by Standard and Poor’s Rating Service on July 2, 2010, the change of control provisions applicable to our existing senior notes were triggered. In accordance with those change of control provisions, we commenced offers to purchase the existing senior notes on July 9, 2010. On August 11, 2010, we accepted for purchase all of our senior notes put to us by holders (and not withdrawn) pursuant to the change of control offers, and purchased $71.5 million, $73.2 million, $311.4 million and $162.2 million in aggregate principal amount of our 7.50% notes, 6.05% notes, 6.80% 2018 notes and 6.80% 2020 notes, respectively. The purchase was funded using proceeds from borrowings under our $500 million senior unsecured term loan (the “Term Loan”) and our $1 billion revolving credit facility (the “Revolving Credit Facility” and, together with the Term Loan, our “existing senior unsecured credit facilities”).

The Offering

The following summary contains basic information about the notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the notes, please refer to the section entitled “Description of Notes” in this prospectus supplement and the section entitled “Description of Debt Securities” in the accompanying prospectus. For purposes of this section of the summary and the description of notes included in this prospectus supplement, references to “QEP Resources,” “QEP,” “we,” “us” and “our” refer only to QEP Resources, Inc. and do not include its direct or indirect subsidiaries.

Issuer	QEP Resources, Inc.

Notes offered	$625,000,000 aggregate principal amount of 6.875% Senior Notes due 2021.

Maturity	March 1, 2021.

Interest rates	Interest will be payable semi-annually in arrears on March 1 and September 1 of each year, beginning March 1, 2011 at the rate of 6.875% per year.

Ranking

The notes will be unsecured and rank equally with our other unsecured and unsubordinated indebtedness from time to time outstanding and senior in right of payment to our subordinated indebtedness from time to time outstanding. Since we are a holding company, the claims of creditors of our subsidiaries will have priority over the claims of holders of the notes with respect to the assets of those subsidiaries. The indenture does not restrict the amount of indebtedness that we or our subsidiaries may incur.

As of June 30, 2010, on an as adjusted basis after giving effect to the purchase of $71.5 million, $73.2 million, $311.4 million and $162.2 million in aggregate principal amount of our 7.50% notes, 6.05% notes, 6.80% 2018 notes and 6.80% 2020 notes, respectively, and the issuance and sale of the notes and the application of the net proceeds therefrom as set forth under “Use of Proceeds,” we would have had total indebtedness of approximately $1,285.5 million (none of which would have been secured).

Change of control	If we experience certain kinds of changes of control we will offer to repurchase all of the notes at a price equal to 101% of the principal amount plus accrued and unpaid interest to the repurchase date. See “Description of Notes—Change of Control.”

Optional redemption	We may redeem the notes, at any time in whole or from time to time in part, at the redemption prices described in this prospectus supplement.

Use of proceeds	We estimate that the net proceeds from this offering, after deducting the underwriting discount and commissions and our estimated offering expenses, will be approximately $610.9 million. We intend to use the net proceeds from this offering to repay all of the $500.0 million in indebtedness outstanding under our Term Loan and approximately $110.9 million in indebtedness outstanding under our Revolving Credit Facility.

Form and denomination	The notes will be represented by registered global securities registered in the name of Cede & Co., the nominee of the depositary, The Depository Trust Company (the “DTC”). Beneficial interests in the notes will be shown on, and transfers will be effected through, records maintained by DTC and its participants.

The notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Risk factors	Investing in the notes involves substantial risks. See “Risk Factors” and other information in this prospectus supplement and the accompanying prospectus and the documents incorporated or deemed to be incorporated by reference herein or therein for a discussion of factors you should consider carefully before deciding to invest in the notes.

Conflicts of interest

A portion of the net proceeds from this offering will be used to repay borrowings under our Revolving Credit Facility and our Term Loan. Because we expect that more than 5% of the net offering proceeds will be received by certain of the underwriters in this offering or their affiliates that are lenders under our Revolving Credit Facility and Term Loan, this offering is being conducted in accordance with the applicable requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc. (“FINRA”), which requires that a qualified independent underwriter (“QIU”) participate in the preparation of the registration statement of which this prospectus forms a part and performs its usual standard of due diligence with respect thereto. As a result of this conflict of interest and in accordance with Rule 2720, Goldman, Sachs & Co. is assuming the responsibilities of acting as the qualified independent underwriter in connection with this offering. We have also agreed to indemnify Goldman, Sachs & Co. against certain liabilities incurred in connection with it acting as a qualified independent underwriter for this offering, including liabilities under the Securities Act. See “Underwriting; Conflicts of Interest.”

Trustee	The trustee for the notes is Wells Fargo Bank, National Association.

Governing law	The notes will be, and the indenture is, governed by New York law.

Summary of Selected Financial Data

The following table shows selected financial information as of and for the periods indicated. We derived the information in the following table from, and that information should be read together with and is qualified in its entirety by reference to, (i) our audited consolidated financial statements and the accompanying notes for the year ended December 31, 2009 included in our Current Report on Form 8-K filed with the SEC on July 30, 2010, which is incorporated herein by reference, and (ii) our unaudited consolidated financial statements and the accompanying notes included in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010, which is incorporated herein by reference. This summary table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in each of our Current Report on Form 8-K filed with the SEC on July 30, 2010, and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010, each of which is incorporated herein by reference.

	Year ended December 31,			Six months ended June 30,
	2007 (recast)	2008 (recast)	2009 (recast)	2009 (recast)	2010
	(in millions, except per share and share amounts)
Results Of Operations
Revenues	$1,688.1	$2,318.8	$1,972.5	$924.8	$1,109.8
Operating income	584.1	933.2	585.5	273.7	270.5
Income from continuing operations	361.6	520.6	215.4	47.9	148.2
Discontinued operations net of income tax	59.2	73.9	80.7	38.6	43.2

Net income attributable to QEP	$420.8	$585.5	$293.5	$85.4	$190.1
Earnings per common share attributable to QEP
Basic from continuing operations	$2.11	$2.96	$1.23	$0.27	$0.84
Basic from discontinued operations	0.34	0.43	0.46	0.22	0.25

Basic total	$2.45	$3.39	$1.69	$0.49	$1.09

Diluted from continuing operations	$2.05	$2.90	$1.21	$0.27	$0.83
Diluted from discontinued operations	0.34	0.42	0.46	0.22	0.24

Diluted total	$2.39	$3.32	$1.67	$0.49	$1.07

Weighted-average common shares outstanding
Used in basic calculation	172.0	172.8	174.1	173.9	175.0
Used in diluted calculation	175.9	176.1	176.3	176.0	177.4

Cash Flow From Continuing Operations
Net cash provided by operating activities	$807.0	$1,224.7	$1,149.4	$565.6	$468.1
Capital expenditures	(838.9)	(2,136.7)	(1,198.4)	(564.8)	(656.1)
Net cash used in investing activities	(867.9)	(2,021.0)	(1,146.4)	(555.6)	(598.5)
Net cash provided by (used in) financing activities	44.1	818.7	(8.8)	(35.1)	111.1

	Year ended December 31,			Six months ended June 30, 2010
	2007 (recast)	2008 (recast)	2009 (recast)
	(in millions)
Financial Position
Total Assets	$3,821.6	$6,342.7	$6,481.4	$6,356.4
Capitalization
Long-term debt (1)	499.3	1,299.1	1,348.7	1,096.8
Total equity	1,860.1	2,779.4	2,808.7	2,946.0

Total Capitalization	$2,359.4	$4,078.5	$4,157.4	$4,042.8

(1)	Excludes current portion of long-term debt.

Summary Production Data

The following table sets forth summary data with respect to our production of oil and natural gas and certain price information for the periods indicated.

	Year ended December 31,			Six months ended June 30,
	2007	2008	2009	2009	2010	Change
Production Volume (Bcfe):
Midcontinent	51.0	67.8	87.8	40.8	53.7	12.9
Pinedale Anticline	47.4	56.8	61.8	28.7	32.0	3.3
Uinta Basin	25.4	26.9	23.2	12.3	10.6	(1.7)
Rockies Legacy	16.4	19.9	16.7	8.5	8.9	0.4

Total	140.2	171.4	189.5	90.3	105.2	14.9

Average Realized Price, net to the well (including hedges):
Natural gas (per Mcf)
Midcontinent	$7.42	$8.63	$7.01	$7.49	$6.30	$(1.19)
Rocky Mountains	5.90	6.85	6.12	6.22	4.78	(1.44)
Volume-weighted average	6.45	7.56	6.54	6.80	5.58	(1.22)
Oil and NGL (per bbl)
Midcontinent	$54.85	$72.82	$46.05	$40.54	$55.23	$14.69
Rocky Mountains	53.51	73.05	45.82	38.08	60.98	22.90
Volume-weighted average	53.99	72.96	45.91	39.05	58.69	19.64
Average Realized Price (including derivative settlements):
Natural gas (per Mcf)
Volume-weighted average (a)	6.45	7.56	6.54	$6.80	$5.58	$(1.22)
Realized losses on basis-only swaps (b)	0.00	0.00	(0.15)	(0.10)	(0.66)	(0.56)
Net realized natural gas price ($ per Mcf)	6.45	7.56	6.39	6.70	4.92	(1.78)

(a)	Reported in natural gas sales in our consolidated statements of income.
(b)	Reported below operating income in our consolidated statements of income.

RISK FACTORS

This section describes some, but not all, of the risks of purchasing the notes in the offering. The accompanying prospectus also contains a “Risk Factors” section beginning on page 6 thereof. You should carefully consider these risks, in addition to the risk factors and other information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus, including matters discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009 and under “Risk Factors” in Item 8.01 of our Current Report on Form 8-K filed with the SEC on June 16, 2010, before purchasing the notes. You should carefully review the factors discussed below and the cautionary statements referred to in “Special Note Regarding Forward-Looking Statements.” If any of the risks and uncertainties described below or incorporated by reference in this prospectus supplement actually occur, our business, financial condition or results of operations could be materially adversely affected.

Risks Relating to the Notes

The notes will be unsecured and effectively subordinated to our and our subsidiaries’ existing and future secured indebtedness.

The notes will be general unsecured senior obligations ranking effectively junior in right of payment to all existing and future secured debt of ours and that of each of our subsidiaries to the extent of the value of the collateral securing the debt. As of June 30, 2010, we had no secured indebtedness, and the only debt owed by our subsidiaries is debt that is either guaranteed by us or inter-company debt owed to us as the parent.

If we or a subsidiary is declared bankrupt, becomes insolvent or is liquidated or reorganized, any secured debt of ours or that subsidiary will be entitled to be paid in full from our assets or the assets of the subsidiary, as applicable, securing that debt before any payment may be made with respect to the notes. Holders of the notes will participate ratably in our remaining assets with all holders of our unsecured indebtedness that does not rank junior to the notes, including all of our other general creditors, based upon the respective amounts owed to each holder or creditor. In any of the foregoing events, there may not be sufficient assets to pay amounts due on the notes. As a result, holders of the notes would likely receive less, ratably, than holders of secured indebtedness.

Because we are a holding company, our ability to pay our debts depends upon the ability of our subsidiaries to pay dividends and to advance funds. In addition, our ability to participate in any distribution of our subsidiaries’ assets is generally subject to the prior claims of the subsidiaries’ creditors.

Because we conduct our business primarily through our subsidiaries, our ability to pay our debts depends upon the earnings and cash flow of our subsidiaries and their ability to pay dividends and advance funds. Contractual and legal restrictions applicable to our subsidiaries could limit our ability to obtain cash from them. Our rights to participate in any distribution of our subsidiaries’ assets upon their liquidation, reorganization or insolvency generally would be subject to the prior claims of the subsidiaries’ creditors. As a result, any debt we may issue will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries.

Our business operations may not generate the cash needed to service our indebtedness.

Our ability to make payments on our indebtedness, including these notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness, including these notes, or to fund our other liquidity needs.

If we do not generate enough cash flow from operations to satisfy our debt obligations, we may have to undertake alternative financing plans, such as:

•	refinancing or restructuring our indebtedness;

•	selling assets;

•	reducing or delaying capital investments; or

•	seeking to raise additional capital.

However, any alternative financing plans that we undertake, if necessary, may not allow us to meet our debt obligations. Our inability to generate sufficient cash flow to satisfy our debt obligations, including our obligations under the notes, or to obtain alternative financing, could materially and adversely affect our business, financial condition, results of operations and prospects.

Our indebtedness, including indebtedness we may incur in the future, could have important consequences to you, including:

•	limiting our ability to satisfy our obligations with respect to the notes;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements;

•

requiring a substantial portion of our cash flow from operations for the payment of principal of, and interest on, our indebtedness and reducing our ability to use our cash flow to fund working capital, capital expenditures and other general corporate requirements;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

•	placing us at a competitive disadvantage compared to our competitors with less indebtedness.

In addition, if we fail to comply with the covenants or other terms of any agreements governing our debt, our lenders will have the right to accelerate the maturity of that debt. Realization of any of these factors could adversely affect our financial condition.

In addition to our currently outstanding indebtedness, we may be able to borrow substantial additional unsecured indebtedness in the future.

We may be able to incur substantial additional indebtedness in the future. If new debt is added to our current debt levels, the related risks that we and our subsidiaries now face could increase. As of June 30, 2010, on an as adjusted basis after giving effect to the purchase of $71.5 million, $73.2 million, $311.4 million and $162.2 million in aggregate principal amount of our 7.50% notes, 6.05% notes, 6.80% 2018 notes and 6.80% 2020 notes, respectively, and the issuance and sale of the notes and the application of the net proceeds therefrom as set forth under “Use of Proceeds,” we would have had total indebtedness of approximately $1,285.5 million (none of which would have been secured). Our level of indebtedness may prevent us from engaging in certain transactions that might otherwise be beneficial to us by limiting our ability to obtain additional financing, limiting our flexibility in operating our business or otherwise. In addition, we could be at a competitive disadvantage against other less leveraged competitors that have more cash flow to devote to their business. Any of these factors could result in a material adverse effect on our business, financial condition, results of operations, business prospects and ability to satisfy our obligations under the notes.

Your ability to transfer the notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the notes.

The notes are a new issue of securities for which there is no established public market. We do not intend to have the notes listed on a national securities exchange. Therefore, we cannot assure you that an active market for the notes will develop or, if developed, that it will continue. We cannot assure you that the market, if any, for the notes will be free from disruptions that cause price volatility or that any such disruptions may not adversely affect the prices at which you may sell your notes. In addition, the notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

The value of the notes could be substantially affected by various factors.

The value of the notes will depend on many factors, which may change from time to time, including:

•	prevailing interest rates, increases in which may have an adverse effect on the value of the notes;

•	general economic and financial market conditions;

•	our financial condition, performance and prospects as well as our competitors financial condition, performance and prospects;

•	changes in financial estimates or recommendations by securities analysts with respect to us, our competitors or our industry;

•	changes in our credit ratings; and

•	actual or anticipated variations in quarterly operating results.

Risks Relating to our Business

The proposed United States federal budgets for fiscal years 2010 and 2011 and other pending legislation contain certain provisions that, if passed as originally submitted, could have an adverse effect on our financial position, results of operations, and cash flows.

The Obama administration released budget proposals for the fiscal years 2010 and 2011 that would impose new taxes and repeal many tax incentives and deductions that are currently used by U.S. oil and gas companies. Among others, the provisions include: elimination of the ability to fully deduct intangible drilling costs in the year such costs are incurred; repeal of the percentage depletion deduction for oil and gas properties; repeal of the manufacturing tax deduction for oil and gas companies; increase in the geological and geophysical amortization period for independent producers; and implementation of a fee on non-producing leases located on federal lands. In addition, legislation has been introduced in congress to implement these budget proposals. Should some or all of these provisions become law our taxes could increase, potentially significantly, which could have a negative impact on our net income and cash flows. This could also reduce our drilling activities. However, we do not know the ultimate impact these proposed changes may have on our business.

USE OF PROCEEDS

We estimate that the net proceeds from this offering, after deducting the underwriting discount and commissions and our estimated offering expenses, will be approximately $610.9 million. We intend to use the net proceeds from this offering to repay all of the approximately $500.0 million in indebtedness outstanding under our Term Loan and approximately $110.9 million in indebtedness outstanding under our Revolving Credit Facility.

Our Revolving Credit Facility matures in March of 2013 and our Term Loan matures in August 2011 (unless extended in accordance with the terms thereof). As of August 11, 2010, there was approximately $309.0 million in indebtedness outstanding under our Revolving Credit Facility and approximately $500.0 million in indebtedness outstanding under the Term Loan. Borrowings under both the Revolving Credit Facility and the Term Loan bear interest at a LIBO Rate plus 2.50% or a base rate plus 1.50%, subject to certain adjustments and as selected under the Revolving Credit Facility and the Term Loan, respectively. The outstanding borrowings under our Term Loan and our Revolving Credit Facility were incurred to fund the purchase price for our outstanding senior notes that were tendered to and accepted for payment by us pursuant to the change of control offer made by us after the Spin-off.

Affiliates of certain of the underwriters are lenders under our Term Loan and, accordingly, will receive a portion of the net proceeds from this offering through repayment of the Term Loan. See “Underwriting; Conflicts of Interest.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2010:

•	on a consolidated historical basis;

•

on an as adjusted basis to give effect to (i) the purchase of $71.5 million, $73.2 million, $311.4 million and $162.2 million in aggregate principal amount of our 7.50% notes, 6.05% notes, 6.80% 2018 notes and 6.80% 2020 notes, respectively and (ii) the issuance and sale of $625.0 million in aggregate principal amount of notes in this offering and application of the estimated net proceeds thereof as described in “Use of Proceeds.”

You should read this table in conjunction with our consolidated financial statements, including the notes to such financial statements, that are incorporated by reference into this prospectus supplement.

	As of June 30, 2010
	Actual	As Adjusted
	(in millions)
Cash and cash equivalents	$—	$—

Debt:
Revolving Credit Facility (1)	98.0	128.7
Term Loan (2)	—	—
7.50% Notes due 2011	150.0	78.5
6.05% Notes due 2016	250.0	176.8
6.80% Notes due 2018	450.0	138.6
6.80% Notes due 2020	300.0	137.8
6.875% Notes due 2021	—	625.0

Total debt before unamortized debt discount	1,248.0	1,285.5

Common stockholder’s equity	2,946.0	2,934.9

Total capitalization	$4,194.0	$4,220.4

(1)	As of August 11, 2010, the outstanding indebtedness under our Revolving Credit Facility totaled approximately $309.0 million.
(2)	As of August 11, 2010, the outstanding indebtedness under our Term Loan totaled $500.0 million.

RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratios of earnings to fixed charges for the periods indicated are stated below. For purposes of this presentation, earnings represent income before income taxes adjusted for fixed charges and earnings and distributions of unconsolidated affiliates and noncontrolling interest. Fixed charges consist of total interest charges (expensed and capitalized), amortization of debt issuance costs and the interest portion of rental expense estimated at 50%.

	Historical (recast)
	Six Months Ended June 30, 2010	Year Ended December 31,
		2009	2008	2007	2006	2005
Earnings to Fixed Charges	6.6	5.6	12.6	17.5	15.1	11.8

DESCRIPTION OF NOTES

General

We are offering $625,000,000 aggregate principal amount of 6.875% Senior Notes due 2021 pursuant to this prospectus supplement. We will issue the notes as a series of debt securities under that certain indenture dated as of March 1, 2001, between us and Wells Fargo Bank, National Association, as successor trustee. References in this prospectus supplement to the “notes” mean each of the tranches of notes offered hereby.

The following description is only a summary of the material provisions of the indenture. This summary description is not meant to be a complete description of the indenture or the terms of the notes. We urge you to read the indenture because it, and not this description, defines your rights as holders of the notes. We have filed the indenture as an exhibit to our Current Report on Form 8-K filed with the SEC on March 6, 2001 and you may inspect it at the office of the trustee. The following description of the particular terms of the notes supplements the description in the accompanying prospectus of the general terms and provisions of our debt securities. To the extent that the following description of the notes is inconsistent with that general description, the following description replaces that in the accompanying prospectus.

Terms not otherwise defined below will have the meanings assigned to them in the indenture. When we refer to securities, we refer to all debt securities that we have issued or may issue in the future under the indenture, including the notes.

Ranking

The notes will be our unsecured obligations and will rank equally with our other unsecured and unsubordinated indebtedness from time to time outstanding. As a holding company with subsidiaries, the claims of creditors of our subsidiaries will have priority over the claims of holders of these notes with respect to the assets of those subsidiaries. At the present time, we have no debt that would be considered senior to these notes. Other than a limitation on liens covenant, the indenture does not contain restrictive covenants which would require us to maintain certain financial ratios or restrict our ability to incur additional indebtedness. The covenants contained in the indenture would not necessarily afford holders of the notes protection if a highly leveraged transaction involving us were to adversely affect holders. In addition to the notes we are offering in this prospectus supplement, the indenture provides for the issuance of additional securities in one or more series, without limitation as to aggregate principal amount.

We are a holding company and our only material asset is the capital stock of our subsidiaries. Our operations are conducted through our subsidiaries and our cash flow will be derived principally from dividends on the capital stock of our subsidiaries.

Denominations and Interest

The notes are being issued initially in an aggregate principal amount of $ 625,000,000 and will mature on March 1, 2021. We may, from time to time, without the consent of the holders of the notes, reopen this series of notes and issue additional notes. The notes will be issued in fully registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Interest at the annual rate for the notes set forth on the cover page of this prospectus supplement is payable semi-annually in arrears on March 1 and September 1 of each year, commencing March 1, 2011. We will make each interest payment to the persons who are registered holders of the notes at the close of business on the preceding February 15 and August 15, respectively. Interest will be computed on the basis of a 360-day year of twelve months of 30 days each. Interest will begin to accrue on August 16, 2010. If any interest payment date, maturity date or redemption date falls on a day that is not a business day, the payment will be made on the next business day and no interest will accrue for the period from and after such interest payment date, maturity date or redemption date.

Optional Redemption

The notes may be redeemed in whole or in part at our option at any time or from time to time upon not less than 30 nor more than 60 days’ notice at a redemption price equal to the greater of (i) 100% of the principal amount of the notes to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (not including any portion of such payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30 day months) at the Treasury Rate plus 50 basis points, plus accrued interest on the notes to the date of redemption (provided that interest payments due on or prior to the redemption date will be paid to the record holders of such notes on the relevant record date).

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated (on a day count basis) maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such notes.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the trustee after consultation with us.

“Comparable Treasury Price” means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer” means at least four primary U.S. Government securities dealers in The City of New York as we shall select.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 3:30 p.m. New York time on the third business day in The City of New York preceding such redemption date.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption. If less than all of the notes are to be redeemed, the trustee will select the notes to be redeemed by such method as the trustee shall deem fair and appropriate.

Change of Control

If a Change of Control occurs and is accompanied by a Rating Decline (together, a “Change of Control Triggering Event”), each registered holder of the notes will have the right to require us to offer to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such holder’s notes at a purchase price in cash equal to 101% of the principal amount of such notes plus accrued and unpaid interest, if any, to the date of purchase.

Within 30 days following any Change of Control Triggering Event, we will mail a notice (the “Change of Control Offer”) to each registered holder of notes with a copy to the trustee stating:

(1) that a Change of Control Triggering Event has occurred and that such holder has the right to require us to purchase such holder’s notes at a purchase price in cash equal to 101% of the principal amount of such notes plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Payment”);

(2) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed and which may be up to five days after the expiration of the Change of Control Offer) (the “Change of Control Payment Date”); and

(3) the procedures determined by us, consistent with the indenture, that a holder must follow in order to have its notes repurchased.

On the Change of Control Payment Date we will, to the extent lawful:

(1) accept for payment all notes or portions thereof (in integral multiples of $2,000 or an integral multiple of $1,000 in excess thereof) properly tendered and not withdrawn under the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered; and

(3) deliver or cause to be delivered to the trustee the notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of such notes or portions thereof being purchased by us.

The Paying Agent will promptly mail or otherwise deliver to each holder of notes so tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid to the person in whose name a note is registered at the close of business on such record date, and no additional interest will be payable to holders who tender pursuant to the Change of Control Offer.

Except as described above with respect to a Change of Control Triggering Event, the indenture does not contain provisions that permit the holders to require that we repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

Prior to mailing a Change of Control Offer, and as a condition to such mailing (i) the requisite holders of each issue of Indebtedness issued under any indenture or other agreement that may be violated by such payment shall have consented to such Change of Control Offer being made and waived the event of default, if any, caused by the Change of Control Triggering Event or (ii) we will repay all outstanding Indebtedness issued under any indenture or other agreement that may be violated by a payment to the holders of notes under a Change of Control Offer or we must offer to repay all such Indebtedness, and make payment to the holders of such Indebtedness that accept such offer and obtain waivers of any event of default from the remaining holders of such Indebtedness. We covenant to effect such repayment or obtain such consent and waiver within 30 days following any Change of Control Triggering Event, it being an Event of Default under the indenture if we fail to comply with such covenant within 30 days after receipt of written notice from the trustee or the holders of at least 25% in principal amount of the notes.

We will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by us and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

Our and our subsidiaries’ current and/or future debt instruments may require that we repay or refinance indebtedness under such debt instruments in the event of a change of control, as defined in such debt instruments. Such change of control provisions may be triggered under such debt instruments prior to the occurrence of a Change of Control Triggering Event, thereby requiring that the indebtedness under such debt instruments be repaid or refinanced prior to our repurchasing any notes upon the occurrence of a Change of Control Triggering Event. Moreover, the exercise by the holders of their right to require us to repurchase the notes could cause a default under such debt instruments, even if the Change of Control Triggering Event itself does not, due to the financial effect of such repurchase on us. In such event, we may not be able to satisfy our obligations to repurchase the notes unless we are able to refinance or obtain waivers with respect to such debt instruments. Finally, our ability to pay cash to the holders upon a repurchase may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

Even if sufficient funds were otherwise available, the terms of our current and/or future debt instruments may prohibit our prepayment of debt securities before their scheduled maturity. Consequently, if we are not able to prepay the indebtedness under such debt instruments or obtain requisite consents, we will be unable to fulfill our repurchase obligations if holders of the notes exercise their repurchase right following a Change of Control Triggering Event, resulting in an Event of Default under the indenture. An Event of Default under the indenture may result in a default under our current and/or future debt instruments.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control offer provisions of the notes by virtue of any such conflict.

The definition of “Change of Control” includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our assets and those of our subsidiaries taken as a whole. Although there is limited body of case law interpreting the phrase “all or substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase the notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and those of our subsidiaries taken as a whole to another “person” (as that term is used in Section 13(d)(3) of the Exchange Act) may be uncertain.

For purposes of the Change of Control offer provisions of the notes, the following terms will be applicable:

“Change of Control” means:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 50% or more of the equity securities of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b) a majority of the members of the board of directors or equivalent governing body of the Issuer ceases to be composed of individuals (i) who were members of that board or equivalent governing body on the date the notes were issued, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).

“Moody’s” means Moody’s Investors Service, Inc. or, if Moody’s Investors Service, Inc. shall cease rating debt securities having a maturity at original issue of at least one year and such ratings business shall have been transferred to a successor Person, such successor Person; provided, however, that if there is no successor Person, then “Moody’s” shall mean any other national recognized rating agency, other than S&P, that rates debt securities having a maturity at original issuance of at least one year and that shall have been designated by us.

“Rating Agencies” means Moody’s and S&P.

“Rating Date” means the earlier of the date of public notice of (i) the occurrence of a Change of Control or (ii) our intention to effect a Change of Control.

“Rating Decline” shall be deemed to have occurred if, no later than 30 days after the Rating Date (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies), either of the Rating Agencies decreases its rating of the notes to a rating that is below its rating of the notes on the day immediately prior to the earlier of (i) the date of the first public announcement of the possibility of a proposed transaction which would result in a Change of Control or (ii) the date that the possibility of such transaction is disclosed to either of the Rating Agencies.

“S&P” means Standard & Poor’s Ratings Service or, if Standard & Poor’s Ratings Service shall cease rating debt securities having a maturity at original issue of at least one year and such ratings business shall have been transferred to a successor Person, such successor Person; provided, however, that if there is no successor Person, then “S&P” shall mean any other national recognized rating agency, other than Moody’s, that rates debt securities having a maturity at original issuance of at least one year and that shall have been designated by us.

Mandatory Redemption; Sinking Fund

There is no sinking fund or mandatory redemption obligation applicable to the notes.

Book-Entry System

The notes will be issued in the form of a single global security and will be deposited with the trustee as custodian for The Depository Trust Company (“DTC”) on behalf of DTC and for so long as DTC or its nominee is the registered owner of the notes, DTC or its nominee, as the case may be, will be considered the sole holder of the notes for all purposes under the indenture. For a further description of DTC and its procedures, see “Description of Debt Securities—Book Entry System” in the accompanying prospectus.

Clearstream. Clearstream Banking S.A., Luxembourg (“Clearstream”) is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between

Clearstream Participants through electronic book entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides Clearstream Participants with, among other things, services for safekeeping, administration, clearance and establishment of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

Distributions with respect to notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures to the extent received by DTC for Clearstream.

Euroclear. The Euroclear System (“Euroclear”) was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several markets in several countries. Euroclear is operated by Euroclear Bank S.A./ N.V. (the “Euroclear Operator”) under contract with Euroclear plc, a U.K. corporation. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not Euroclear plc. Euroclear plc establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator is regulated by the Belgian Banking, Finance and Insurance Commission.

Links have been established among DTC, Clearstream and Euroclear to facilitate the initial issuance of the notes sold outside of the United States and cross-market transfers of the notes associated with secondary market trading.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience. Although DTC, Clearstream and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform these procedures, and these procedures may be modified or discontinued at any time. None of us, the underwriters or the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

Clearstream and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the total ownership of each of the U.S. agents of Clearstream and Euroclear, as participants in DTC. When notes are to be transferred from the account of a DTC participant to the account of a Clearstream participant or a Euroclear participant, the purchaser must send instructions to Clearstream or Euroclear through a participant at least one day prior to settlement. Clearstream or Euroclear, as the case may be, will instruct its U.S. agent to receive notes against payment. After settlement, Clearstream or Euroclear will credit its participant’s account. Credit for the notes will appear on the next day (European time).

Because settlement is taking place during New York business hours, DTC participants will be able to employ their usual procedures for sending notes to the relevant U.S. agent acting for the benefit of Clearstream or Euroclear participants. The sale proceeds will be available to a DTC seller on the settlement date. As a result, to a DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants.

When a Clearstream or Euroclear participant wishes to transfer notes to a DTC participant, the seller will be required to send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream or Euroclear will instruct its U.S. agent to transfer these notes against payment for them. The payment will then be reflected in the account of the Clearstream or Euroclear participant the following day, with the proceeds back valued to the value date, which would be the preceding day, when settlement occurs in New York. If settlement is not completed on the intended value date, that is, the trade fails, proceeds credited to the Clearstream or Euroclear participant’s account will instead be valued as of the actual settlement date.

You should be aware that you will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream and Euroclear on the days when those clearing systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States. In addition, because of time zone differences there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of material United States federal income tax consequences relevant to the purchase, ownership and disposition of the notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury Regulations issued thereunder, Internal Revenue Service (“IRS”) rulings and pronouncements, and judicial decisions, all as of the date hereof and all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following discussion, and there can be no assurance that the IRS will agree with such statements and conclusions.

This discussion does not address all of the United States federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, including, without limitation:

•	banks, insurance companies and other financial institutions;

•	United States expatriates and certain former citizens or long-term residents of the United States;

•	holders subject to the alternative minimum tax;

•	dealers in securities or currencies;

•	traders in securities;

•	partnerships, S corporations or other pass-through entities;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	tax-exempt organizations;

•	persons holding the notes as part of a “straddle,” “hedge,” “conversion transaction” or other risk reduction transaction; and

•	persons deemed to sell the notes under the constructive sale provisions of the Code.

In addition, this discussion is limited to persons purchasing the notes for cash at original issue and at their original “issue price” within the meaning of Section 1273 of the Code (i.e., the first price at which a substantial amount of the notes are sold to the public for cash). Moreover, the effects of other United States federal tax laws (such as estate and gift tax laws and the newly enacted Medicare tax on investment income) and any applicable state, local or foreign tax laws are not discussed. The discussion deals only with notes held as “capital assets” within the meaning of Section 1221 of the Code.

If a partnership or other entity taxable as a partnership holds the notes, the tax treatment of the partners in the partnership generally will depend on the status of the particular partner in question and the activities of the partnership. Such partners should consult their tax advisors as to the specific tax consequences to them of holding the notes indirectly through ownership of their partnership interests.

YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Additional Payments

In certain circumstances (see e.g. “Description of Notes—Optional Redemption” and “Description of Notes—Change of Control”), we may be obligated to make payments in excess of stated interest and the principal amount of the notes. We intend to take the position that the notes should not be treated as contingent payment debt instruments because of the possibility these additional payments. This position is based in part on assumptions regarding the likelihood, as of the date of issuance of the notes, that such additional payments will have to be paid. Our position is binding on each holder of the notes unless the holder discloses its contrary position in the manner required by applicable Treasury Regulations. The IRS, however, may take a position contrary to our position, which could adversely affect the timing and character of a holder’s income and the timing of our deductions with respect to the notes.

Assuming our position is respected, any amounts paid to a U.S. Holder (as defined below) pursuant to any such redemption or repurchase, as applicable, would be taxable as described below in “—U.S. Holders—Sale or Other Taxable Disposition of Notes.” In addition, with respect to Non-U.S. Holders (as defined below), such payments would be treated as additional amounts paid for the notes and subject to the rules applicable to taxable dispositions of notes discussed below under “—Non-U.S. Holders—Sale or Other Taxable Disposition of Notes.”

Investors are urged to consult their tax advisors regarding the potential application of the contingent payment debt instrument rules to the notes and the consequences thereof. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

U.S. Holders

The following is a summary of material United States federal income tax consequences that will apply to you if you are a “U.S. Holder” of the notes. As used herein, “U.S. Holder” means a beneficial owner of the notes who is for United States federal income tax purposes:

•

an individual who is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the “substantial presence” test under Section 7701(b) of the Code;

•	a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to United States federal income tax regardless of its source; or

•

a trust, if a United States court can exercise primary supervision over the administration of the trust and one or more “United States persons” within the meaning of the Code can control all substantial trust decisions, or, if the trust was in existence on August 20, 1996, and it has elected to continue to be treated as a United States person.

Payments of Interest

Payments of stated interest on the notes generally will be taxable to a U.S. Holder as ordinary income at the time that such payments are received or accrued, in accordance with such U.S. Holder’s method of tax accounting for United States federal income tax purposes.

Sale or Other Taxable Disposition of Notes

A U.S. Holder will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note equal to the difference between the amount realized upon the disposition (less a portion allocable to any accrued and unpaid interest, which will be taxable as interest to the extent not so previously taxed) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will be equal to the amount that the U.S. Holder paid for the note. Any gain or loss will be a capital gain or loss, and will be a long-term capital gain or loss if the U.S. Holder has held the note for more than one year. Otherwise, such gain or loss will be a short-term capital gain or loss. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, generally will be subject to a reduced rate. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

A U.S. Holder may be subject to information reporting and backup withholding when such holder receives interest payments on the notes held or upon the proceeds received upon the sale or other disposition of such notes (including a redemption or retirement of the notes). Certain holders are generally not subject to information reporting or backup withholding. A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt and such holder:

•	fails to furnish the holder’s taxpayer identification number (“TIN”), which, for an individual, is ordinarily his or her social security number;

•	furnishes an incorrect TIN;

•	is notified by the IRS that the holder is subject to backup withholding because the holder has failed properly to report payments of interest or dividends; or

•	fails to certify, under penalties of perjury, that the holder has furnished a correct TIN and that the IRS has not notified the holder that the holder is subject to backup withholding.

U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. Backup withholding is not an additional tax, and taxpayers may use amounts withheld as a credit against their United States federal income tax liability or may claim a refund if they timely provide certain information to the IRS.

Non-U.S. Holders

The following is a summary of material United States federal income tax consequences that will apply to you if you are a “Non-U.S. Holder” of the notes. A “Non-U.S. Holder” is a beneficial owner of the notes who is neither a partnership nor a U.S. Holder. Special rules may apply to Non-U.S. Holders that are subject to special treatment under the Code, including controlled foreign corporations, passive foreign investment companies, U.S. expatriates, and foreign persons eligible for benefits under an applicable income tax treaty with the United States. Such Non-U.S. Holders should consult their tax advisors to determine the U.S. federal, state, local, foreign and other tax consequences that may be relevant to them.

Payments of Interest

Interest paid on a note to a Non-U.S. Holder that is not effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business generally will not be subject to United States federal withholding tax, which applies at a rate of 30% (or, if applicable, a lower treaty rate), provided that:

•	such holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our voting stock;

•

such holder is not a controlled foreign corporation that is related to us through actual or constructive stock ownership and is not a bank that received such note on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•

either (1) the Non-U.S. Holder certifies in a statement provided to us or the paying agent, under penalties of perjury, that it is not a “United States person” within the meaning of the Code and provides its name and address, (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the note on behalf of the Non-U.S. Holder certifies to us or the paying agent under penalties of perjury that it, or the financial institution between it and the Non-U.S. Holder, has received from the Non-U.S. Holder a statement, under penalties of perjury, that such holder is not a United States person and provides us or the paying agent with a copy of such statement or (3) the Non-U.S. Holder holds its note directly through a “qualified intermediary” and certain conditions are satisfied.

Even if the above conditions are not met, a Non-U.S. Holder generally will be entitled to a reduction in or an exemption from withholding tax on interest if the Non-U.S. Holder provides us or our agent with a properly executed (1) IRS Form W-8BEN claiming an exemption from or reduction of the withholding tax under the benefit of a tax treaty between the United States and the Non-U.S. Holder’s country of residence, or (2) IRS Form W-8ECI stating that interest paid on a note is not subject to withholding tax because it is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States.

If interest paid to a Non-U.S. Holder is effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a U.S. permanent establishment to which such interest is attributable), then, although exempt from U.S. federal withholding tax (provided the Non-U.S. Holder provides appropriate certification), the Non-U.S. Holder generally will be subject to U.S. federal income tax on such interest in the same manner as if such Non-U.S. Holder were a U.S. Holder. In addition, if the Non-U.S. Holder is a foreign corporation, such interest may be subject to a branch profits tax at a rate of 30% or any effectively connected earnings and profits treaty rate.

Sale or Other Taxable Disposition of Notes

Any gain realized by a Non-U.S. Holder on the sale, exchange, retirement, redemption or other disposition of a note generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a U.S. permanent establishment to which such gain is attributable); or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of sale, exchange or other disposition, and certain conditions are met.

A Non-U.S. Holder described in the first bullet point above will be required to pay U.S. federal income tax on the net gain derived from the sale generally in the same manner as if such Non-U.S. Holder were a U.S. Holder, and if such Non-U.S. Holder is a foreign corporation, may apply to any effectively connected earnings and profits an additional branch profits tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty). A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or, if applicable, a lower treaty rate) on the gain derived from the sale, which may be offset by certain U.S. source capital losses, even though the Non-U.S. Holder is not considered a resident of the United States.

Information Reporting and Backup Withholding

A Non-U.S. Holder generally will not be subject to backup withholding and related information reporting with respect to payments that we make to the Non-U.S. Holder, provided that we do not have actual knowledge or reason to know that such holder is a “United States person,” within the meaning of the Code, and the holder has given us the statement described above under “Non-U.S. Holders—Payments of Interest and Additional Payments.” In addition, a Non-U.S. Holder will not be subject to backup withholding or information reporting with respect to the proceeds of the sale or other disposition of a note (including a retirement or redemption)

within the United States or conducted through certain U.S.-related brokers, if the payor receives the statement described above and does not have actual knowledge or reason to know that such holder is a United States person or the holder otherwise establishes an exemption. However, we may be required to report annually to the IRS and to the Non-U.S. Holder the amount of, and the tax withheld with respect to, any interest paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

A Non-U.S. Holder generally will be entitled to credit any amounts withheld under the backup withholding rules against the holder’s United States federal income tax liability or may claim a refund provided that the required information is furnished to the IRS in a timely manner.

UNDERWRITING; CONFLICTS OF INTEREST

Deutsche Bank Securities Inc. is acting as representative of the underwriters named below. Subject to the terms and conditions contained in an underwriting agreement between us and the underwriters, we have agreed to sell to the underwriters and the underwriters severally have agreed to purchase from us, the principal amount of the notes listed opposite their names below.

Underwriter	Principal Amount of Notes
Deutsche Bank Securities Inc.	$112,500,000.00
Banc of America Securities LLC	112,500,000.00
BMO Capital Markets Corp.	112,500,000.00
J.P. Morgan Securities Inc.	112,500,000.00
Wells Fargo Securities, LLC	112,500,000.00
SunTrust Robinson Humphrey, Inc.	8,594,000.00
U.S. Bancorp Investments, Inc.	8,593,000.00
Mitsubishi UFJ Securities (USA), Inc.	6,250,000.00
BBVA Securities Inc.	6,250,000.00
RBS Securities Inc.	6,250,000.00
TD Securities (USA) LLC	6,250,000.00
SG Americas Securities, LLC	4,688,000.00
Goldman, Sachs & Co.	15,625,000.00

Total	$625,000,000

The underwriters have agreed to purchase all of the notes sold pursuant to the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The underwriters have advised us that they propose initially to offer the notes to the public at the public offering price on the cover page of this prospectus supplement, and to dealers at that price less a concession not in excess of 0.40% of the principal amount of the notes. The underwriters may allow, and the dealers may re-allow, a discount not in excess of 0.25% of the principal amount of the notes, respectively, to other dealers. After the initial public offering, the offering price and other selling terms may be changed. The underwriters may offer and sell the notes through certain of their affiliates.

We estimate that our share of the total expenses of this offering, not including the underwriting discount, will be approximately $0.5 million.

The following table shows the underwriting discount that we will pay to the underwriters in connection with this offering, expressed as a percentage of the principal amount of the notes and in total:

	Per Note	Total
Underwriting discount	1.25%	$7,812,500

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

We have agreed, with exceptions, not to sell or transfer any debt securities for 30 days after the date of this prospectus supplement without first obtaining the written consent of the representative. Specifically we have agreed not to directly or indirectly:

•	issue, sell, offer, pledge or contract to sell any debt securities;

•	grant any option, right or warrant for the sale of any debt securities; or

•	lend or otherwise dispose of or transfer any debt securities.

This lockup provision applies to debt securities and to any securities convertible into or exercisable or exchangeable for debt securities.

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes. If the underwriters create a short position in the notes in connection with the offering, i.e., if they sell more notes than are on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have provided from time to time, and may provide in the future, investment and commercial banking and financial advisory services to us and our affiliates in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. Each of the underwriters have affiliates that are lenders under our Revolving Credit Facility, and each of Deutsche Bank Securities, Inc., Banc of America Securities LLC, BMO Capital Markets Corp., J.P. Morgan Securities Inc. and Wells Fargo Securities, LLC have affiliates that are lenders under our Term Loan. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflicts of Interest

A portion of the net proceeds from this offering will be used to repay borrowings under our Revolving Credit Facility and our Term Loan. Because we expect that more than 5% of the net offering proceeds will be received by certain of the underwriters in this offering or their affiliates that are lenders under our Revolving Credit Facility and Term Loan, this offering is being conducted in accordance with the applicable requirements of NASD Rule 2720, or Rule 2720, as administered by the Financial Industry Regulatory Authority, Inc. regarding the underwriting of securities of a company with a member that has a conflict of interest within the meaning of those rules. Consequently, Deutsche Bank Securities Inc., Banc of America Securities LLC, BMO Capital Markets Corp., J.P. Morgan Securities Inc., Wells Fargo Securities, LLC, SunTrust Robinson Humphrey, Inc., U.S. Bancorp Investments, Inc., Mitsubishi UFJ Securities (USA), Inc., BBVA Securities Inc., RBS Securities Inc. and TD Securities (USA) LLC each have a conflict of interest within the meaning of Rule 2720. Rule 2720 requires that a qualified independent underwriter as defined in Rule 2720 participate in the preparation of the registration statement of which this prospectus forms a part and perform its usual standard of due diligence with respect thereto. As a result of this conflict of interest and in accordance with Rule 2720, Goldman, Sachs & Co. is assuming the responsibilities of acting as the qualified independent underwriter in connection with this offering. In its role as qualified independent underwriter, Goldman, Sachs & Co. has performed a due diligence investigation and participated in the preparation of the registration statement and prospectus for this offering. Goldman, Sachs & Co. will receive a fee of $10,000 for serving as qualified independent underwriter in connection with this offering. We have also agreed to indemnify Goldman, Sachs & Co. against certain liabilities incurred in connection with it acting as a qualified independent underwriter for this offering, including liabilities under the Securities Act.

Affiliates of one or more of the underwriters are lenders and/or agents under the Revolving Credit Facility and the Term Loan, and as such are entitled to be repaid with the net proceeds of this offering that are used to repay the existing senior unsecured credit facilities and will receive their pro rata portion of such repayment. In addition (i) Bank of America, N.A., the administrative agent under our Revolving Credit Facility, as well as affiliates of certain of the other underwriters that are lenders and/or agents under our Revolving Credit Facility received fees in connection with the amendment to the Revolving Credit Facility and (ii) Deutsche Bank AG Cayman Islands Branch, the administrative agent under our Term Loan, as well as affiliates of certain of the other underwriters that are lenders and/or agents under our Term Loan received fees in connection with the Term Loan.

Selling Restrictions

Each underwriter has represented and agreed that:

(a) in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

(i) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(ii) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(iii) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(iv) in any other circumstances which does not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression of an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

(b)(i) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell the notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the notes would otherwise constitute a contravention of Section 19 of the U.K. Financial Services and Markets Act 2000 (“FSMA”) by us;

(c) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of FSMA does not apply to us; and

(d) it has complied with and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

LEGAL MATTERS

Latham & Watkins LLP, Houston, Texas will pass upon the validity of the notes offered hereby. Certain matters will be passed upon for the underwriters by Cahill Gordon & Reindel LLP, New York, New York.

EXPERTS

Our consolidated financial statements appearing in our Current Report on Form 8-K filed July 30, 2010, which updates Item 8 of our Annual Report on Form 10-K (including the schedule appearing therein), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such consolidated financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the SEC) given on the authority of such firm as experts in accounting and auditing.

Certain information with respect to our natural gas and oil reserves has been derived from the reports of Ryder Scott Company L.P., independent reservoir engineering consultants, and has been included and incorporated by reference herein upon the authority of such firm as experts with respect to matters covered by such reports and in giving such reports.

PROSPECTUS

$1,500,000,000

QUESTAR MARKET RESOURCES, INC.

(A subsidiary of Questar Corporation)

Debt Securities

We may offer, issue and sell debt securities from time to time at an aggregate initial offering price which will not exceed $1,500,000,000. We will determine when we sell securities, the amounts of securities we will sell and the prices and other terms on which we will sell them.

We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement or a free writing prospectus.

We may offer securities through underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus.

Investing in our securities involves risks. Please read carefully the section entitled “Risk Factors” beginning on page 9 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 15, 2010.

ABOUT THIS PROSPECTUS

Unless otherwise stated or the context otherwise requires, references in this prospectus to “Market Resources,” “we,” “our,” or “us” refer to Questar Market Resources, Inc., while references to “Questar” refer to Questar Corporation, our parent company.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC, using a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell debt securities, as described in this prospectus, in one or more offerings up to a total dollar amount of $1,500,000,000 or the equivalent thereof on the date of issuance in one or more foreign currencies, foreign currency units or composite currencies. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the offering and the offered securities. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement or any free writing prospectus we may provide you. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information in this prospectus and any prospectus supplement is accurate as of the date on its cover page and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

WHERE YOU CAN FIND MORE INFORMATION

We file reports and other information with the SEC (File No. 0-30321). These reports and other information can be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549-0213. You can obtain copies of these materials from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including us.

We have filed with the SEC a registration statement on Form S-3 (File No. 333-165805) relating to the securities covered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information that is included in the registration statement. You will find additional information about us in the registration statement. Any statements made in this prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information that we file with them. This permits us to disclose important information to you by referring you to documents previously filed with the SEC. Any information incorporated by reference is considered part of this prospectus, and any information filed by us with the SEC subsequent to the date of this prospectus will automatically be deemed to update and supersede this information. We incorporate by reference the following documents which we have filed with the SEC:

Filing	Period
Annual Report on Form 10-K	Year ended December 31, 2009

In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this filing and until we file a post-effective amendment which indicates the termination of the offering of the securities made by this prospectus shall be deemed to be incorporated in this prospectus and to be a part hereof from the date of filing of such documents with the SEC (other than any portions of any such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules). Any statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of our filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing or calling us at Questar Market Resources, Inc., 180 East 100 South , P.O. Box 45601, Salt Lake City, Utah 84145-0601 (telephone number (801) 324-2600).

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the accompanying prospectus supplement may contain or incorporate by reference information that includes or is based upon “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. Forward-looking statements give expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, prospective services or products, future performance or results of current and anticipated services or products, exploration efforts, expenses, the outcome of contingencies such as legal proceedings, trends in operations and financial results.

Any or all forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining our actual future results. These statements are based on current expectations and the current economic environment. They involve a number of risks and uncertainties that are difficult to predict. These statements are not guarantees of future performance, and there are no guarantees about the performance of any securities offered by this prospectus. Actual results could differ materially from those expressed or implied in the forward-looking statements. Among factors that could cause actual results to differ materially are:

•	the risk factors discussed in this prospectus or listed from time to time in prospectus supplements or any document we incorporate by reference;

•	changes in general economic conditions, including the performance of financial markets and interest rates;

•	changes in industry trends;

•	changes in laws or regulations; and

•	other factors, most of which are beyond our control.

We do not undertake any obligation to publicly correct or update any forward-looking statement if we later become aware that it is not likely to be achieved. You are advised, however, to consult any further disclosures we make on related subjects in reports filed with the SEC.

QUESTAR MARKET RESOURCES, INC.

The Company

Questar Market Resources, Inc. is a natural gas-focused energy company, a wholly owned subsidiary of Questar Corporation (Questar) and Questar’s primary growth driver. We are a subholding company with three major lines of business—gas and oil exploration and production, midstream field services, and energy marketing—which are conducted through our four principal subsidiaries:

•	Questar Exploration and Production Company (Questar E&P) acquires, explores for, develops and produces natural gas, oil and natural gas liquids (NGL);

•	Wexpro Company (Wexpro) manages, develops and produces cost-of-service reserves for gas utility affiliate Questar Gas Company (Questar Gas);

•	Questar Gas Management Company (Gas Management) provides midstream field services including natural gas-gathering and processing services for affiliates and third parties; and

•	Questar Energy Trading Company (Energy Trading) markets equity and third-party gas and oil, provides risk-management services, and owns and operates an underground gas-storage reservoir.

We operate in the Rocky Mountain and Midcontinent regions of the United States of America and are headquartered in Salt Lake City, Utah. Principal offices are located in Denver, Colorado; Oklahoma City, Oklahoma; Tulsa, Oklahoma; and Rock Springs, Wyoming.

Exploration and Production—Questar E&P and Wexpro

General:

Our exploration and production business is conducted through Questar E&P and Wexpro. Questar E&P and Wexpro generated approximately 82% of our operating income in 2009. Questar E&P operates in two core areas—the Rocky Mountain region of Wyoming, Utah, Colorado and North Dakota and the Midcontinent region of Oklahoma, Texas and Louisiana. Questar E&P has a large inventory of identified development drilling locations, primarily on the Pinedale Anticline in western Wyoming and in northwestern Louisiana. Questar E&P continues to conduct exploratory drilling to determine the commerciality of its inventory of undeveloped leaseholds. Questar E&P seeks to acquire, develop and produce natural gas and oil from so-called “resource plays” in its core areas. Resource plays are characterized by continuous, aerially extensive hydrocarbon accumulations in tight sand, shale and coal reservoirs. Since the existence and distribution of hydrocarbons in resource plays is well understood, development of these accumulations has lower exploration risk than conventional discrete hydrocarbon accumulations. Resource plays typically require many wells, drilled at high density, to fully develop and produce. Development of resource play accumulations requires expertise in drilling large numbers of complex, highly deviated or horizontal development wells to depths in excess of 13,000 feet and application of advanced well stimulation techniques including hydraulic fracture stimulation to achieve economic production. Questar E&P seeks to maintain geographical and geological diversity with its two core areas. Questar E&P has in the past and may in the future pursue acquisition of producing properties through the purchase of assets or corporate entities to expand its presence in its core areas or create a new core area.

Questar E&P reported 2,746.9 Bcfe of estimated proved reserves as of December 31, 2009. Approximately 60% of Questar E&P’s proved reserves, or 1,646.4 Bcfe, were located in the Rocky Mountain region of the United States, while the remaining 40%, or 1,100.5 Bcfe, were located in the Midcontinent region. Approximately 1,342.8 Bcfe of the proved reserves reported by Questar E&P at year-end 2009 were developed, while 1,404.1 Bcfe were categorized as proved undeveloped. Natural gas comprised about 92% of Questar E&P’s total proved reserves at year-end 2009.

Wexpro manages, develops and produces cost of service reserves for gas utility affiliate Questar Gas under the terms of the Wexpro Agreement, a long-standing comprehensive agreement with the states of Utah and

Wyoming. Pursuant to the Wexpro Agreement, Wexpro recovers its costs and receives an unlevered after-tax return of approximately 19-20% on its investment base. Wexpro’s investment base is its investment in commercial wells and related facilities adjusted for working capital and reduced for deferred income taxes and depreciation. The term of the Wexpro Agreement coincides with the productive life of the gas and oil properties covered therein. Wexpro’s investment base totaled $431.9 million at December 31, 2009.

Wexpro delivers natural gas production to Questar Gas at a price equal to Wexpro’s cost-of-service. Cost-of-service gas satisfied 51% of Questar Gas supply requirements during 2009. Wexpro sells crude-oil production from oil-producing properties at market prices. Wexpro recovers operating expenses and a return on investment from crude-oil sales. Any residual operating income after recovery of operating expenses and return on investment is shared, with Questar Gas receiving 54% and Wexpro retaining 46%.

Wexpro’s cost of service operations are contractually limited to a finite set of properties set forth in the Wexpro Agreement. Advances in technology (increased density drilling and multi-stage hydraulic fracture stimulation) have identified significant unexploited potential on many of the subject properties. Wexpro has identified over $1 billion of additional drilling opportunities that could support high single-digit to low double-digit growth in revenues and net income over the next five to ten years while delivering cost-of-service natural gas supplies to Questar Gas at prices competitive with alternative sources.

Competition and Customers:

Questar E&P faces competition in every part of its business, including the acquisition of producing properties and leasehold acreage, the marketing of gas and oil, and obtaining goods, services and labor. Its longer-term growth strategy depends, in part, on its ability to purchase reasonably-priced reserves and develop them in a low-cost and efficient manner.

Questar E&P, both directly and through Energy Trading, sells natural gas production to a variety of customers, including gas-marketing firms, industrial users and local-distribution companies. However, Questar E&P and Energy Trading do not sell natural gas to Questar Gas. Questar E&P regularly evaluates counterparty credit and may require financial guarantees from parties that fail to meet its credit criteria.

In 2009, 93% of Wexpro’s revenues were from affiliated companies, primarily Questar Gas.

Regulation:

Questar E&P and Wexpro operations are subject to various government controls and regulation at the federal, state and local levels. Questar E&P must obtain permits to drill and produce; maintain bonding requirements to drill and operate wells; submit and implement spill-prevention plans; and file notices relating to the presence, use, and release of specified contaminants incidental to gas and oil production. Questar E&P is also subject to various conservation matters, including the regulation of the size of drilling and spacing units, the number of wells that may be drilled in a unit and the unitization or pooling of gas and oil properties. Wexpro gas- and oil-development and production activities are subject to the same type of regulation as Questar E&P. In addition, the Utah Division of Public Utilities has oversight responsibility and retains an outside reservoir-engineering consultant and a financial auditor to assess the prudence of Wexpro’s activities.

Most Questar E&P leasehold acreage in the Rocky Mountain area is held under leases granted by the federal government and administered by federal agencies, principally the Bureau of Land Management (BLM). Current federal regulations restrict activities during certain times of the year on significant portions of Questar E&P leasehold due to wildlife activity and/or habitat. Questar E&P has worked with federal and state officials in Wyoming to obtain authorization for limited winter-drilling activities on the Pinedale Anticline and has developed measures, such as drilling multiple wells from a single pad location, to minimize the impact of its activities on wildlife and wildlife habitat. Various wildlife species inhabit Questar E&P leaseholds at Pinedale and in other areas. The presence of wildlife, including species that are protected under the federal Endangered Species Act could limit access to leases held by Questar E&P on public lands.

In September 2008, the BLM issued a Record of Decision (ROD) on the Final Supplemental Environmental Impact Statement for long-term development of natural gas resources in the Pinedale Anticline Project Area (PAPA). Under the ROD, Questar E&P and Wexpro are allowed to drill and complete wells year-round in one of five Concentrated Development Areas defined in the PAPA. The ROD contains additional requirements and restrictions on development of the PAPA.

Midstream Field Services—Questar Gas Management

General:

Gas Management generated approximately 16% of our operating income in 2009. Gas Management owns 78% of Rendezvous Gas Services, a partnership that operates gas-gathering facilities in western Wyoming. Rendezvous gathers natural gas for Pinedale Anticline and Jonah field producers for delivery to various interstate pipelines. Gas Management also owns 38% of Uintah Basin Field Services, LLC and 50% of Three Rivers Gathering, LLC partnerships that operate gas-gathering facilities in eastern Utah. The FERC-regulated Rendezvous Pipeline Co., LLC, a wholly owned subsidiary of Gas Management, operates a 21-mile 20-inch-diameter pipeline between Gas Management’s Blacks Fork gas-processing plant and the Muddy Creek compressor station owned by Kern River Gas Transmission Co. (Kern River Pipeline).

Fee-based gathering and processing revenues were 81% of Gas Management’s net operating revenues (revenues less plant shrink) during 2009. Approximately 42% of Gas Management’s 2009 net gas-processing revenues (processing revenues less plant shrink) were derived from fee-based processing agreements. The remaining revenues were derived from keep-whole processing agreements. A keep-whole contract exposes Gas Management to frac-spread risk while a fee-based contract eliminates commodity price exposure. To further reduce volatility associated with keep-whole contracts, Gas Management may enter into forward-sales contracts for NGL or hedge NGL prices and equivalent gas volumes with the intent to lock in a processing margin. Under a contract with Questar Gas, Gas Management also gathers cost-of-service volumes produced from properties operated by Wexpro.

In 2009, 10% of Gas Management’s revenues were from affiliated companies, primarily Questar Gas.

Competition and Customers:

Gas Management provides natural gas-gathering and processing services to affiliates and third-party producers who have proved and/or producing gas fields in the Rocky Mountain region. Most of Gas Management’s gas-gathering and processing services are provided under long-term agreements.

Energy Marketing—Questar Energy Trading

General:

Energy Trading markets natural gas, oil and NGL and generated approximately 2% of our operating income in 2009. It combines gas volumes purchased from third parties and equity production to build a flexible and reliable portfolio. As a wholesale marketing entity, Energy Trading concentrates on markets in the Rocky Mountains, Pacific Northwest and Midcontinent that are either close to affiliate reserves and production or accessible by major pipelines. Energy Trading contracts for firm-transportation capacity on pipelines and firm-storage capacity at Clay Basin, a large baseload-storage facility owned by affiliate Questar Pipeline Company. Energy Trading, through its subsidiary Clear Creek Storage Company, LLC, operates an underground gas-storage reservoir in southwestern Wyoming. Energy Trading uses owned and leased storage capacity together with firm-transportation capacity to take advantage of price differentials and arbitrage opportunities.

Competition and Customers:

Energy Trading sells Questar E&P crude-oil production to refiners, remarketers and other companies, including some with pipeline facilities near company producing properties. In the event pipeline facilities are not available, Energy Trading transports crude oil by truck or rail to storage, refining or pipeline facilities. Energy Trading uses derivative instruments to manage commodity price risk. Energy Trading primarily uses fixed-price swaps to secure a known price for a specific volume of production. Energy Trading does not engage in speculative hedging transactions.

Employees

At December 31, 2009, we had 905 employees compared with 907 a year earlier.

Principal Executive Offices

Our principal executive offices are located at 180 East 100 South, P.O. Box 45601, Salt Lake City, UT 84145-0601 and our telephone number is (801) 324-2600.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus involves risks. You should carefully consider the risk factors contained in this prospectus and incorporated by reference to our most recent Annual Report on Form 10-K, any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K that we have filed or will file, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. Please also refer to the section above entitled “Special Note Regarding Forward-Looking Statements.”

RISKS RELATED TO THE DEBT SECURITIES

If an active trading market does not develop for a series of debt securities sold pursuant to this prospectus, you may be unable to sell any such debt securities. Unless otherwise specified in an accompanying prospectus supplement, any debt securities sold pursuant to this prospectus and the accompanying prospectus supplement will be new securities for which there currently is no established trading market. We may elect not to list any debt securities on a national securities exchange. While the underwriters of a particular offering of debt securities may advise us that they intend to make a market in those debt securities, the underwriters will not be obligated to do so and may stop their market making at any time. No assurance can be given:

•	that a market for any series of debt securities will develop or continue;

•	as to the liquidity of any market that does develop; or

•	as to your ability to sell any debt securities you may own or the price at which you may be able to sell your debt securities.

Our credit ratings may not reflect all the risks of an investment in the debt securities. Our credit ratings are an independent assessment of our ability to pay debt obligations. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of debt securities sold pursuant to this prospectus. Our credit ratings, however, may not reflect the potential impact of risks related to structural, market or other factors discussed in this prospectus on the value of your debt securities.

Because we are a holding company, our ability to pay our debts depends upon the ability of our subsidiaries to pay dividends and to advance funds. In addition, our ability to participate in any distribution of our subsidiaries’ assets is generally subject to the prior claims of the subsidiaries’ creditors. Because we conduct our business primarily through our subsidiaries, our ability to pay our debts depends upon the earnings and cash flow of our subsidiaries and their ability to pay dividends and advance funds. Contractual and legal restrictions applicable to our subsidiaries could limit our ability to obtain cash from them. Our rights to participate in any distribution of our subsidiaries’ assets upon their liquidation, reorganization or insolvency generally would be subject to the prior claims of the subsidiaries’ creditors. As a result, any debt securities we may issue will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries.

Our ability to redeem debt securities may adversely affect your return on the debt securities. If debt securities sold pursuant to this prospectus are redeemable at our option or subject to mandatory redemption, we may, in the case of optional redemption, or must, in the case of mandatory redemption, choose to redeem the debt securities at times when prevailing interest rates may be relatively low. Accordingly, you will not be able to reinvest the redemption proceeds in a comparable security at an interest rate as high as that of the debt securities.

If we undergo a change of control, we may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture governing the debt securities. Upon the occurrence of a change of control, holders of the debt securities will have the right to require us to purchase all or any part of such holders’ debt securities. There can be no assurance that we would have sufficient financial resources available to satisfy all of our obligations in the event of a change in control. Even if sufficient funds were otherwise available, the terms of our current and/or future debt instruments may prohibit our prepayment of debt securities before their scheduled maturity. Consequently, if we are not able to prepay the indebtedness under such debt instruments or obtain requisite consents, we will be unable to fulfill our repurchase obligations if holders of debt securities exercise their repurchase rights following a change of control, resulting in an event of default under the indenture. An event of default under the indenture may result in a default under our current and/or future debt instruments. See “Description of Debt Securities—Change of Control.”

USE OF PROCEEDS

Unless otherwise set forth in a prospectus supplement, we plan to use the net proceeds from the sale of the securities by this prospectus to repay debt and to finance certain capital expenditures as well as for general corporate purposes, including working capital.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for the periods indicated is stated below. For purposes of this presentation, earnings represent income before income taxes adjusted for fixed charges, earnings and distributions of equity investees. Income before income taxes includes our share of pretax earnings of equity investees. Fixed charges consist of total interest charges (expensed and capitalized), amortization of debt issuance costs and losses from reacquired debt, and the interest portion of rental expense estimated at 50%.

	Year Ended December 31
	2009	2008	2007	2006	2005
Ratio of Earnings to Fixed Charges (1)	7.3	14.1	18.9	17.0	13.8

(1)	To the extent that the proceeds from any offering of debt securities registered on the registration statement of which this prospectus forms a part will be used to repay any of our outstanding debt and will change the ratio of earnings to fixed charges by ten percent or greater, the applicable prospectus supplement will include a pro forma ratio for the most recent fiscal year and the latest interim period, if applicable, showing the application of the proceeds.

DESCRIPTION OF DEBT SECURITIES

General

The debt securities that we may sell from time to time will be issued under an indenture dated as of March 1, 2001 as amended and modified from time to time, between us and Wells Fargo Bank, N.A., as trustee. The following description is only a summary of the material provisions of the indenture. This summary description is not meant to be a complete description of the debt securities. However, this prospectus, any accompanying prospectus supplement and any free writing prospectus will contain the material terms of the securities being offered. We have filed the indenture as an exhibit to the registration statement of which this prospectus forms a part and you may inspect it at the office of the trustee. When we refer to securities, we refer to all debt securities that we have issued or may issue in the future under the indenture. All of our debt securities of one series need not be issued at the same time, and unless otherwise provided, a series may be reopened for issuance of additional debt securities without the consent of the holders of the debt securities of that series. All capitalized terms used, but not defined, in this section shall have the meanings set forth in the indenture.

Each prospectus supplement or any free writing prospectus will describe the terms relating to the specific series of debt securities being offered. These terms will include some or all of the following, among others:

•	the title of such debt securities;

•	any limit on the aggregate principal amount of such debt securities;

•	the price or prices at which we will sell such debt securities;

•	the maturity date or dates, or method, if any, by which such dates shall be determined, on which the principal (and premium, if any) of such debt securities is payable;

•

the rate or rates at which such debt securities shall bear interest, if any, or the method, if any, by which such rate or rates are to be determined, the date or dates from which such interest shall accrue, or the method, if any, by which such date or dates shall be determined, the interest payment dates, if any, on which such interest shall be payable and the record date, if any, for the interest payable on any interest payment date, whether and under what circumstances additional amounts on such debt securities or any of them shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

•

the person to whom any interest on such debt securities shall be payable if other than the person in whose name that security is registered at the close of business on the record date for such interest (and the manner in which it will be payable);

•

if in addition to or other than in Salt Lake City, Utah, the place or places where the principal of (and premium, if any) and interest on or any additional amounts with respect to such debt securities shall be payable;

•

whether any of such debt securities are to be redeemable at our option and, if so, the period or periods within which or the date or dates on which, the price or prices at which and the terms and conditions upon which such debt securities may be redeemed, in whole or in part, at our option;

•

our obligation, if any, or option to redeem or purchase such debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder and the period or periods within which, the price or prices at which and the other terms and conditions upon which such debt securities shall be redeemed or purchased, in whole or in part, pursuant to such obligation, and any provisions for the remarketing of such debt securities so redeemed or purchased;

•	the denominations in which any of such debt securities shall be issuable;

•

the currency of denomination of such debt securities and the currency or currencies in which payment of the principal of (and premium, if any) and interest on or any additional amounts with respect to such debt securities will be made;

•	any deletions from, modifications of or additions to the events of default or covenants set forth in the indenture pertaining to such debt securities;

•

whether such debt securities of such series shall be issued in whole or in part in global form, including book-entry securities, and the depositary for such global securities, and the name of the depositary with respect to any global security;

•	the application, if any, of the terms of the indenture relating to defeasance and covenant defeasance (which terms are described below) to such debt securities;

•

the application, if any, of the terms of the indenture relating to a holder’s right to require us to repurchase such debt securities if a Change of Control occurs (which terms are described below) to such debt securities; and

•	any other terms of such debt securities (which terms shall not be inconsistent with the provisions of the indenture).

If any particular terms of our debt securities, described in the prospectus supplement or any free writing prospectus, differ from any of the terms described in this prospectus, then those terms as set forth in the relevant prospectus supplement or free writing prospectus will control.

Unless otherwise specified in the applicable prospectus supplement, debt securities will not be listed on any securities exchange.

Unless otherwise specified in the applicable prospectus supplement, debt securities will be issued in fully-registered form without coupons.

Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. The applicable prospectus supplement will describe the federal income tax consequences and special considerations applicable to any such debt securities. Debt securities may also be issued as indexed securities or securities denominated in foreign currencies, currency units or composite currencies, as described in more detail in the prospectus supplement relating to any of the particular debt securities. The prospectus supplement relating to specific debt securities will also describe any special considerations and certain additional tax considerations applicable to such debt securities.

Ranking

The indenture provides for the issuance of securities in one or more series, without limitation as to aggregate principal amount and without the consent of the holders of any existing series of debt securities issued under the indenture. As a holding company with subsidiaries, the claims of creditors of our subsidiaries will have priority over the claims of holders of the debt securities. The debt securities will be our unsecured obligations and will rank equally with our other unsecured and unsubordinated indebtedness from time to time outstanding. The debt securities will be unsecured and, accordingly, the holders of any secured indebtedness we may incur will have prior claim to the extent of the value of assets securing such indebtedness.

Book Entry System

Unless an accompanying prospectus supplement states otherwise, the debt securities will be issued in the form of a single global security. The debt securities will be deposited with the trustee as custodian for The Depository Trust Company (“DTC”) on behalf of DTC and for so long as DTC or its nominee is the registered owner of the debt securities, DTC or its nominee, as the case may be, will be considered the sole holder of the debt securities for all purposes under the indenture. Except as set forth below, a security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC. We anticipate that the following provisions will apply to all depositary arrangements for debt securities represented by a registered global security.

Upon our issuance of the debt securities, DTC or its nominee will credit the accounts of persons holding through it on its book entry registration and transfer system with the respective principal amounts of the debt securities represented by the global security. The accounts to be credited will be designated by the applicable underwriters of such debt securities. Ownership of beneficial interests in the global security will be limited to persons who have accounts with DTC, called participants, or persons that hold interests through participants. Ownership of beneficial interests by participants in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee for the global security. Ownership of beneficial interest in a global security by persons that hold interests through participants will be shown on, and the transfer of ownership will be effected only through, records maintained by such participant. The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interest in a global security.

Except as provided below, owners of beneficial interests in debt securities represented by a global security will not be entitled to have debt securities represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities in definitive form, known as certificated debt securities, and will not be considered the owners or holders of such debt securities under the indenture.

Debt securities represented by a global security will be exchangeable for certificated debt securities only if:

•

DTC or its nominee notifies us that it is unwilling or unable to continue as depositary for the global security or we become aware that DTC has ceased to be a clearing agency registered under the Exchange Act and we have not appointed a successor depositary within 90 days after we receive such notice or become aware of such ineligibility; or

•	we, in our sole discretion, determine to discontinue use of the system of book entry transfer and to exchange the global security for certificated debt securities.

Upon any such exchange, the certificated debt securities will be registered in the names that DTC or its nominee holding the global security may direct.

We will make principal, premium and interest payments on the global security to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the debt securities represented thereby for all purposes under the indenture. DTC’s practice is to credit participants’ accounts on the applicable payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on such date. We expect that payments by participants to owners of beneficial interests in a global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, the trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium and interest to DTC is our responsibility and that of the trustee, disbursement of such payments to participants is the responsibility of DTC, and disbursement of such payments to the owners of beneficial interests in a global security held through such participants is the responsibility of such participants. Neither we, the trustee, the Paying Agent or the Security Registrar, will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a global security representing any debt securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

The debt securities will be issued as fully registered securities registered in the name of Cede & Co., DTC’s partnership nominee. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book entry changes in participants’ accounts, thus eliminating the need for physical movement of securities certificates. Direct participants of DTC include securities brokers and dealers, including the underwriters, banks, trust companies, clearing corporations and certain other organizations, some of which are owners of DTC. Access to DTC’s system is also available to others, known as indirect participants, such as securities brokers and dealers, banks and trust companies that clear through or maintain a direct or indirect custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of debt securities under DTC’s system must be made by or through direct participants, which will receive a credit for such debt securities on DTC’s records. The ownership interest of each actual purchaser, or beneficial owner, of each debt security represented by a global security is in turn to be recorded on the records of direct participants and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which such beneficial owner entered into the transaction. Transfer of ownership interests in the global security are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners of the global security will not receive certificated debt securities representing their ownership interests in the global security, except in the limited circumstances described above.

To facilitate subsequent transfers, the global security deposited with, or on behalf of, DTC is registered in the name of DTC’s nominee, Cede & Co. The deposit of the global security with, or on behalf of, DTC and its registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the global security; DTC’s records reflect only the identity of the direct participants to whose accounts debt securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. will consent or vote with respect to the debt securities. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose account the debt securities are credited on the applicable record date (identified in a listing attached to the omnibus proxy).

If applicable, redemption notices will be sent to Cede & Co. If less than all of the debt securities are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

No service charge will be made for the registration of transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith. Debt securities may be surrendered for registration of transfer or exchange at our offices or agencies maintained for such purpose, which shall initially be the Corporate Trust Office of the trustee in Salt Lake City, Utah. In the event that certificated debt securities are issued or if DTC shall so require, we will be required to appoint a paying agent and security registrar in The City of New York. We may appoint additional paying agents and security registrars and may change any paying agent or security registrar, subject to our obligation under the indenture to maintain a paying agent and security registrar in Salt Lake City, Utah and in the event that certificated debt securities are issued or if DTC shall so require, The City of New York. At our option, payment of interest on certificated debt securities may be made by check mailed to the addresses of the persons entitled thereto as they appear on the security register.

Restrictive Covenant

Limitation on Liens. Subject to certain exceptions, we will not, and will not permit any subsidiary to, create, assume or suffer to exist, otherwise than in favor of us or a subsidiary, any mortgage, pledge, lien, encumbrance or security interest (collectively, “Liens”) upon any of our properties or assets or upon any income or profits therefrom unless the debt securities shall be equally and ratably secured. This prohibition will not apply to:

•	Liens existing as of the date of the indenture;

•

any purchase money mortgage or Lien created to secure all or part of the purchase price of any property (or to secure a loan made to us or any subsidiary to enable us or it to acquire such property), provided that such Lien shall extend only to the property so acquired, improvements thereon, replacements thereof and the income or profits therefrom;

•

Liens on any property at the time of the acquisition thereof, whether or not assumed by us or a subsidiary; provided that such Lien shall extend only to the property so acquired, improvements thereon, replacements thereof and income or profits therefrom;

•

Liens on any property or any contract for the sale of any product or service, or any rights thereunder or any proceeds therefrom, acquired or constructed by us or a subsidiary and created within one year after the later of: (i) the completion of such acquisition or construction or (ii) the commencement of operation of the property, provided that such Lien shall extend only to the property so acquired or constructed, improvements thereon, replacements thereof and income or profits therefrom;

•	Liens on the property or assets of subsidiaries outstanding at the time they become subsidiaries;

•

Liens created or assumed by us or a subsidiary on coal, geothermal, oil, natural gas, inert gas, other hydrocarbon or mineral properties owned or leased by us or a subsidiary to secure loans to us or a subsidiary, for the purpose of developing such properties;

•

Liens on any investment (as defined in the indenture) of ours or that of a subsidiary of ours in any person other than a subsidiary or on any security representing any investment of ours or a subsidiary of ours;

•

any Lien not otherwise permitted by the indenture, provided that after giving effect to such Lien the sum of all indebtedness of us and our subsidiaries secured by Liens not otherwise permitted by the indenture and all Attributable Debt of us and our subsidiaries (to the extent not included in indebtedness secured by Liens not otherwise permitted) does not exceed 10% of Consolidated Capitalization;

•

any refunding or extension of maturity, in whole or in part, of any obligation or indebtedness secured by certain permitted Liens, provided that the principal amount of the obligation or indebtedness secured by such refunding or extension shall not exceed the principal amount of the obligation or indebtedness then outstanding and shall be limited in lien to the same or substituted property and after acquired property that secured the refunded or extended obligation or indebtedness;

•	Liens upon any office equipment, data processing equipment or any motor vehicles, tractors or trailers;

•	Liens of or upon or in current assets of ours or a subsidiary of ours created or assumed to secure indebtedness incurred in the ordinary course of business;

•

any Lien which is payable, both with respect to principal and interest, solely out of the proceeds of natural gas, oil, coal, geothermal resources, inert gas, hydrocarbons or minerals to be produced from the property subject thereto and to be sold or delivered by us or a subsidiary of ours;

•

Liens to secure indebtedness incurred to finance advances made by us or any subsidiary of ours to any third party for the purpose of financing oil, natural gas, hydrocarbon, inert gas or other mineral exploration or development, provided that such Liens shall extend only to our receivables or that of such subsidiary in respect of such advances;

•

any rights reserved in others to take or reserve any part of the natural gas, oil, coal, geothermal resources, inert gas, hydrocarbons or minerals produced at any time on any property of ours or a subsidiary of ours; and

•	Liens which secure indebtedness of a subsidiary of ours.

Also excepted from the general prohibition are various other liens, such as mechanics’ or materialmen’s liens, certain governmental liens, leases, certain judgment liens, and certain liens arising in connection with leases, easements and rights of way.

Unless an accompanying prospectus supplement or free writing prospectus states otherwise, the above restrictive covenant shall apply to each series of debt securities.

Change of Control

Unless an accompanying prospectus supplement states otherwise, if a Change of Control occurs and is accompanied by a Rating Decline (together, a “Change of Control Triggering Event”), each registered holder of debt securities will have the right to require us to offer to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder’s debt securities at a purchase price in cash equal to the principal amount of the debt securities plus accrued and unpaid interest, if any, to the date of purchase.

Within 30 days following any Change of Control Triggering Event, we will mail a notice (the “Change of Control Offer”) to each registered holder with a copy to the trustee stating:

(1) that a Change of Control Triggering Event has occurred and that such holder has the right to require us to purchase such holder’s debt securities at a purchase price in cash equal to the principal amount of such debt securities plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Payment”);

(2) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Change of Control Payment Date”); and

(3) the procedures determined by us, consistent with the indenture, that a holder must follow in order to have its debt securities repurchased.

On the Change of Control Payment Date, we will, to the extent lawful:

(1) accept for payment all debt securities or portions thereof (in integral multiples of $1,000) properly tendered and not withdrawn under the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all debt securities or portions thereof so tendered; and

(3) deliver or cause to be delivered to the trustee the debt securities so accepted together with an Officers’ Certificate stating the aggregate principal amount of debt securities or portions thereof being purchased by us.

The paying agent will promptly mail to each holder of debt securities so tendered the Change of Control Payment for such debt securities, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new debt security equal in principal amount to any unpurchased portion of the debt securities surrendered, if any; provided that each such new debt security will be in a principal amount of $1,000 or an integral multiple of $1,000.

If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid to the Person in whose name a debt security is registered at the close of business on such record date, and no additional interest will be payable to holders who tender pursuant to the Change of Control Offer.

Except as described above with respect to a Change of Control Triggering Event, the indenture does not contain provisions that permit the holders to require that we repurchase or redeem the debt securities in the event of a takeover, recapitalization or similar transaction.

Prior to mailing a Change of Control Offer, and as a condition to such mailing (i) the requisite holders of each issue of Indebtedness issued under any indenture or other agreement that may be violated by such payment shall have consented to such Change of Control Offer being made and waived the event of default, if any, caused by the Change of Control Triggering Event or (ii) we will repay all outstanding Indebtedness issued under any indenture or other agreement that may be violated by a payment to the holders of debt securities under a Change of Control Offer or we must offer to repay all such Indebtedness, and make payment to the holders of such Indebtedness that accept such offer and obtain waivers of any event of default from the remaining holders of such Indebtedness. We covenant to effect such repayment or obtain such consent and waiver within 30 days following any Change of Control Triggering Event, it being an Event of Default under the indenture if we fail to comply with such covenant within 30 days after receipt of written notice from the trustee or the holders of at least 25% in principal amount of the debt securities.

We will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by us and purchases all debt securities validly tendered and not withdrawn under such Change of Control Offer.

Our and our subsidiaries’ current and/or future debt instruments may require that we repay or refinance indebtedness under such debt instruments in the event of a change of control, as defined in such debt instruments. Such change of control provisions may be triggered under such debt instruments prior to the occurrence of a Change of Control Triggering Event, thereby requiring that the indebtedness under such debt instruments be repaid or refinanced prior to our repurchasing any debt securities upon the occurrence of a Change of Control Triggering Event. Moreover, the exercise by the holders of their right to require us to repurchase the debt securities could cause a default under such debt instruments, even if the Change of Control Triggering Event itself does not, due to the financial effect of such repurchase on us. In such event, we may not be able to satisfy our obligations to repurchase the debt securities unless we are able to refinance or obtain waivers with respect to such debt instruments. Finally, our ability to pay cash to the holders upon a repurchase may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

Even if sufficient funds were otherwise available, the terms of our current and/or future debt instruments may prohibit our prepayment of debt securities before their scheduled maturity. Consequently, if we are not able to prepay the indebtedness under such debt instruments or obtain requisite consents, we will be unable to fulfill our repurchase obligations if holders of debt securities exercise their repurchase rights following a Change of Control Triggering Event, resulting in an Event of Default under the indenture. An Event of Default under the indenture may result in a default under our current and/or future debt instruments.

Definitions

Certain terms used in the indenture are defined and are used in this prospectus as follows:

“Attributable Debt” means, as of the date of determination, the present value of net rent for the remaining term of a capital lease, determined in accordance with generally accepted accounting principles in the United States (“GAAP”), which is part of a Sale and Leaseback Transaction (as defined), including any periods for which the lessee has the right to renew or extend the lease. For purposes of the foregoing, “net rent” means the sum of capitalized rental payments required to be paid by the lessee, other than amounts required to be paid by the lessee for maintenance, repairs, insurance, taxes, assessments, energy, fuel, utilities and similar charges. In the case of a capital lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered to be required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Change of Control” means the occurrence of any of the following:

(1) Questar or any of its affiliates ceases to own, directly or indirectly, beneficially or of record or otherwise, collectively more than 50% of the aggregate voting power of our voting stock (or its successor by merger, consolidation or purchase of all or substantially all of our assets);

(2) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our and our subsidiaries’ assets, taken as a whole to any person or group (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than to Questar or any of its affiliates; or

(3) the adoption by our stockholders of a plan or proposal of our liquidation or dissolution. Although there is a limited body of case law interpreting the phrase “all or substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the property or assets of a Person. As a result, it may be unclear as to whether a Change of Control Triggering Event has occurred and whether a holder of debt securities may require us to make an offer to repurchase the debt securities as described above.

“Consolidated Capitalization” means, without duplication, the sum of:

•	the principal amount of our Consolidated Funded Debt and that of our subsidiaries at the time outstanding,

•

the total capital represented by our capital stock and that of our subsidiaries at the time outstanding based, in the case of stock having par value, upon its par value, and in the case of stock having no par value, upon the value stated on our books,

•	the total amount of (or less the amount of any deficit in) our retained earnings and paid in capital and that of our subsidiaries,

•	reserves for deferred federal and state income taxes arising from timing differences, and

•

Attributable Debt, all as shown on our consolidated balance sheet, prepared in accordance with GAAP; provided that in determining our consolidated retained earnings and paid in capital, no effect shall be given to any unrealized write up or write down in the value of assets or any amortization thereof, except for accumulated provisions for depreciation, depletion, amortization and property retirement which shall have been created by charges made by us or any of our subsidiaries on our or their books.

“Consolidated Funded Debt” means our Funded Debt and that of our subsidiaries, consolidated in accordance with GAAP.

“Funded Debt” means all Indebtedness that will mature, pursuant to a mandatory sinking fund or prepayment provision or otherwise, and all installments of Indebtedness that will fall due, more than one year from the date of determination. In calculating the maturity of any Indebtedness, there shall be included the term of any unexercised right of the debtor to renew or extend such Indebtedness existing at the time of determination.

“Indebtedness” means all items of indebtedness for borrowed money (other than unamortized debt discount and premium) which would be included in determining total liabilities as shown on the liability side of a balance sheet prepared in accordance with GAAP as of the date as of which Indebtedness is to be determined, and shall include indebtedness for borrowed money (other than unamortized debt discount and premium) with respect to which we or any subsidiary of ours customarily pays interest secured by any mortgage, pledge or other lien or encumbrance of or upon, or any security interest in, any properties or assets owned by us or any subsidiary of ours, whether or not the Indebtedness secured thereby shall have been assumed, and shall also include guarantees of Indebtedness of others; provided that in determining our Indebtedness or that of any of our subsidiaries, there shall be included the aggregate liquidation preference of all outstanding securities of any subsidiary senior to its Common Stock that are not owned by us or a subsidiary of ours; and provided, further, that Indebtedness of any Person shall not include the following:

•	any indebtedness evidence of which is held in treasury (but the subsequent resale of such indebtedness shall be deemed to constitute the creation thereof); or

•

any particular indebtedness if, upon or prior to the maturity thereof, there shall have been deposited with a depository (or set aside and segregated, if permitted by the instrument creating such indebtedness), in trust, money (or evidence of such indebtedness as permitted by the instrument creating such indebtedness) in the necessary amount to pay, redeem or satisfy such indebtedness; or

•

any indebtedness incurred to finance oil, natural gas, hydrocarbon, inert gas or other mineral exploration or development to the extent that the issuer thereof has outstanding advances to finance oil, natural gas, hydrocarbon, inert gas or other mineral exploration or development, but only to the extent such advances are not in default; or

•	any indebtedness incurred without recourse to us or any of our subsidiaries; or

•

any indebtedness incurred to finance advance payments for gas (pursuant to take or pay provisions or otherwise), but only to the extent that such advance payments are pursuant to gas purchase contracts entered into in the normal course of business; or

•

any amount (whether or not included in determining total liabilities as shown on the liability side of a balance sheet prepared in accordance with GAAP) representing capitalized rent under any lease; or

•

any indirect guarantees or other contingent obligations in respect of indebtedness of other Persons, including agreements, contingent or otherwise, with such other Persons or with third parties with respect to, or to permit or assure the payment of, obligations of such other Persons, including, without limitation, agreements to purchase or repurchase obligations of such other Persons, to advance or supply funds to, or to invest in, such other Persons, or to pay for property, products or services of such other Persons (whether or not conveyed, delivered or rendered); demand charge contracts, through put, take or pay, keep well, make whole or maintenance of working capital or similar agreements; or guarantees with respect to rental or similar periodic payments to be made by such other Persons.

“Moody’s” means Moody’s Investors Service or, if Moody’s Investors Service shall cease rating debt securities having a maturity at original issue of at least one year and such ratings business shall have been transferred to a successor Person, such successor Person; provided, however, that if there is no successor Person, then “Moody’s” shall mean any other national recognized rating agency, other than S&P, that rates debt securities having a maturity at original issuance of at least one year and that shall have been designated by us.

“Place of Payment” means, when used with respect to the debt securities, the place or places where the principal of (and premium, if any) and interest on the debt securities are payable as specified and contemplated by the indenture.

“Rating Agencies” means Moody’s and S&P.

“Rating Date” means the earlier of the date of public notice of (i) the occurrence of a Change of Control or (ii) our intention to effect a Change of Control.

“Rating Decline” shall be deemed to have occurred if, no later than 90 days after the Rating Date (which period shall be extended so long as the rating of the debt securities is under publicly announced consideration for possible downgrade by either of the Rating Agencies), either of the Rating Agencies assigns a rating to the debt securities that is lower than an investment-grade rating. An investment-grade rating with respect to Moody’s shall mean a rating of “Baa3” or higher and an investment grade rating with respect to S&P shall mean a rating of “BBB-” or higher.

“S&P” means Standard & Poor’s Ratings Services or, if Standard & Poor’s Ratings Services shall cease rating debt securities having a maturity at original issue of at least one year and such ratings business shall have been transferred to a successor Person, such successor Person; provided, however, that if there is no successor Person, then “S&P” shall mean any other national recognized rating agency, other than Moody’s, that rates debt securities having a maturity at original issuance of at least one year and that shall have been designated by us.

“Sale and Leaseback Transaction” means an arrangement in which we or one of our subsidiaries sells any of our or their property which was placed into service more than 120 days prior to such sale to a Person and leases it back from that Person within 180 days of the sale.

“Stated Maturity” means, when used with respect to any debt security or any installment of principal thereof or interest thereon, the date specified in such debt security as the fixed date on which the principal of such debt security or such installment of principal or interest is due and payable.

Consolidation, Merger and Sale of Assets

Nothing contained in the indenture or in any of the debt securities will prevent any consolidation or merger of us with or into any other Person (whether or not affiliated with us), or successive consolidations or mergers in which we or our successor shall be a party, or will prevent any conveyance, transfer or lease of our property as an entirety or substantially as an entirety, to any other Person (whether or not affiliated with us); provided, however, that:

•

in case of such a transaction, the entity formed by such consolidation or into which we are merged, or the Person which acquires or leases our properties and assets substantially as an entirety shall be a corporation, partnership, limited liability company, association, company or business trust organized under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume the due and punctual payment of the principal of, premium, if any, and interest on all the debt securities and the performance of every other covenant of the indenture;

•	immediately after giving effect to such transaction, no event which, after notice or lapse of time, would become an Event of Default, shall have occurred and be continuing; and

•

each of us and the successor Person shall have delivered to the trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such transaction complies with the requirements in the previous two paragraphs, and that all conditions precedent relating to such transaction have been complied with.

Events of Default

Unless an accompanying prospectus supplement or free writing prospectus states otherwise, the following are events of default with respect to the debt securities:

•	failure to pay the principal of, or premium, if any, on any debt security when due;

•	failure to pay any interest installment, or an additional amount, if any, on any debt security when due, in each case, continued for 30 days;

•	default in the deposit of any sinking fund payment, when and as due by the terms of a debt security, continued for 30 days;

•	failure to perform any of our other covenants, continued for 90 days after written notice as provided in the indenture;

•

the occurrence of an event of default in other indebtedness of ours (including securities other than the debt securities) which results in indebtedness in excess of $10,000,000 principal amount being due and payable prior to maturity, and such acceleration is not rescinded or annulled or such indebtedness is not discharged after written notice as provided in the indenture;

•	certain events of bankruptcy, insolvency or reorganization as described in the indenture; and

•

if applicable, the event of default described above relating to the terms of the indenture with respect to the holder’s right to require us to repurchase such debt securities if a Change of Control occurs and, if applicable, we fail to obtain consent of the requisite holders of each issue of other indebtedness that may be violated by making the Change of Control Payment.

If an event of default with respect to debt securities of any series at the time outstanding shall occur and be continuing, then in every such case the trustee or the holders of at least 33 1 /3% in principal amount of the outstanding debt securities of such series may declare, by a notice in writing to us, and to the trustee if given by holders, the entire principal amount of all the outstanding debt securities of such series to be due and payable immediately. At any time after such a declaration of acceleration has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of such series, by written notice to us and the trustee, may, in certain circumstances, rescind and annul such declaration.

No holder of any debt securities of any series will have any right to institute any proceeding with respect to the indenture or for any remedy under the indenture, unless such holder previously shall have given to the trustee written notice of a continuing event of default and unless also the holders of at least 25% of the aggregate principal amount of outstanding debt securities of such series shall have made written request to, and have offered reasonable indemnity upon, the trustee, to institute such proceeding, and the trustee shall not have received direction inconsistent with such request in writing by the holders of a majority in principal amount of outstanding debt securities of such series and shall have failed to institute such proceeding within 60 days. However, the rights of any holder of any debt securities to enforce the payment of principal, premium, if any, and interest due on such debt securities on or after the dates expressed in such debt securities may not be impaired or affected.

We must furnish the trustee within 120 days after the end of each fiscal year a statement signed by one of certain of our officers stating that a review of our activities during that year and our performance under the indenture and the terms of the debt securities has been made, and, to the best of the knowledge of the signatory, based on such review, we have complied with all conditions and covenants of the indenture, or, if we are in default, specifying the default.

Waiver, Modification and Amendment

The holders of a majority in principal amount of the outstanding debt securities of any series may waive certain past defaults, except a default in the payment of the principal of, premium, if any, or interest on any debt security of such series or in respect of any covenant or provision in the indenture that under the terms of the indenture cannot be modified without the consent of all holders of outstanding debt securities of such series affected. The holders of a majority in aggregate principal amount of outstanding debt securities may waive our compliance with certain restrictive provisions.

We and the trustee may modify and amend the indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities, provided that no such modification or amendment may, without the consent of the holder of each debt security affected thereby:

•	change the stated maturity of the principal of, or any installment of principal of or interest on any additional amounts with respect to, any debt security;

•	reduce the principal of, premium, if any, or interest on, or any additional amounts with respect thereto, or any premium payable upon the redemption of, any debt security;

•	change the place of payment or change the currency of payment of principal, premium, if any, or interest on, or any additional amounts with respect thereto, any debt security;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

•	reduce the percentages of holders of outstanding debt securities required to modify or amend the indenture or for any waiver provided for in the indenture;

•	change the provisions related to the Change of Control repurchase; or

•	effect certain other modifications or amendments described in the indenture.

In the case of provisions of the indenture affecting other series of securities as well as the debt securities, the holders of the debt securities will be treated as a separate class of securities for purposes of determining whether consent or waiver of a majority of holders has been obtained.

There are certain changes that we may make to the debt securities without a holder’s specific approval and without any vote of the holders of the debt securities of the same series. Such changes are limited to clarifications and certain other changes that would not adversely affect the holders of the outstanding debt securities of such series in any material respect.

Defeasance and Covenant Defeasance

Unless an accompanying prospectus supplement or free writing prospectus states otherwise, we may elect either:

•	to defease and be discharged from our obligations with respect to the debt securities of any series (“defeasance”); or

•

to be released from our obligations with respect to debt securities of any series described above under “Limitations on Liens” and “Consolidation, Merger and Sale of Assets” (“covenant defeasance”), upon the irrevocable deposit with the trustee, in trust for such purpose, of money and/or U.S. Government Obligations (as defined in the indenture) that through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of, premium, if any, and interest on such debt securities on the scheduled due date therefor.

Defeasance and covenant defeasance are each conditioned upon, among other things, our delivery to the trustee of an opinion of counsel to the effect that the holders of the debt securities will have no federal income tax consequences as a result of such deposit.

Notices

Notices to holders of the debt securities will be given by mail to the addresses of such holders as they appear in the security register.

Title

We or the trustee may treat the registered owner of any registered debt security as the owner thereof (whether or not the debt security shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes.

Replacement of Debt Securities

We will replace any mutilated debt security at the expense of the holders upon surrender to the trustee. We will replace debt securities that become destroyed, lost or stolen at the expense of the holder upon delivery to the trustee of satisfactory evidence of the destruction, loss or theft thereof. In the event of a destroyed, lost or stolen debt security, an indemnity satisfactory to us and the trustee may be required at the expense of the holder of the debt security before a replacement debt security will be issued.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Concerning the Trustee

Wells Fargo Bank, N.A. is the trustee under the indenture. The indenture contains certain limitations on the rights of the trustee, should it become a creditor of ours, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions with us; however, if it acquires a conflicting interest, it must eliminate such conflict or resign or otherwise comply with the Trust Indenture Act of 1939, as amended. The indenture also provides that we will indemnify the trustee against loss, liability or expense incurred without negligence or bad faith on the part of the trustee arising out of or in connection with the trust under the indenture. Wells Fargo Bank, N.A. is a creditor of our parent company, Questar, and performs routine banking functions for us.

PLAN OF DISTRIBUTION

We may sell the debt being offered by this prospectus and any accompanying prospectus supplement or other offering materials:

•	to underwriters or dealers for resale to the public or to institutional investors;

•	directly to institutional investors; or

•	through agents to the public or to institutional investors.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.

The prospectus supplement with respect to each series of securities will state the terms of the offering of the securities, including:

•	the name or names of any underwriters or agents;

•	the purchase price of the securities and the proceeds to be received by us from the sale;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which the securities may be listed.

If we use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

If dealers are utilized in the sale of offered securities, we will sell such offered securities to the dealers as principals. The dealers may then resell such offered securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating to that transaction.

Offered securities may be sold directly by us to one or more institutional purchasers, or through agents designated by us from time to time, at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

As one of the means of direct issuance of offered securities, we may utilize the service of an entity through which it may conduct an electronic “dutch auction” or similar offering of the offered securities among potential purchasers who are eligible to participate in the auction or offering of such offered securities, if so described in the applicable prospectus supplement.

If so indicated in the applicable prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase offered securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

The securities may also be offered and sold, if so indicated in the prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. The prospectus supplement will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

Underwriters, dealers, agents and remarketing firms may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers, agents and remarketing firms may be required to make. Underwriters, dealers, agents and remarketing agents may be customers of, engage in transactions with, or perform services in the ordinary course of business for us and/or our affiliates.

Each series of securities will be a new issue of securities and will have no established trading market. The securities will not be listed on a national securities exchange. Any underwriters to whom securities are sold by us for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, Thomas C. Jepperson, Esq., Vice President and General Counsel for Questar Corporation, and Latham & Watkins LLP, Houston, Texas will act as counsel to us.

EXPERTS

Our consolidated financial statements appearing in our Annual Report (Form 10-K) for the year ended December 31, 2009 (including the schedule appearing therein), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

Certain information with respect to our natural gas and oil reserves has been derived from the reports of Ryder Scott Company L.P., independent reservoir engineering consultants, and has been included and incorporated by reference in this prospectus upon the authority of such firm as experts with respect to matters covered by such reports and in giving such reports.

$625,000,000

QEP Resources, Inc.

6.875% Notes due 2021

PROSPECTUS SUPPLEMENT

August 11, 2010

Joint Book-Running Managers

Deutsche Bank Securities

BofA Merrill Lynch

BMO Capital Markets

J.P. Morgan

Wells Fargo Securities

Co-Managers

SunTrust Robinson Humphrey

U.S. Bancorp

Mitsubishi UFJ Securities

BBVA Securities

RBS

TD Securities

SOCIÉTÉ GÉNÉRALE

Goldman, Sachs & Co.